Exhibit 99.1

As revised to reflect the transfer of SunGard’s K-12 business from its Public Sector segment to its Higher Education segment.

ITEM 8.	FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

SunGard Capital Corp.

SunGard Capital Corp. II

SunGard Data Systems Inc.

Management’s Report on Internal Control Over Financial Reporting

Management is responsible for establishing and maintaining adequate internal control over financial reporting. Internal control over financial reporting is a process to provide reasonable assurance regarding the reliability of the Company’s financial reporting for external purposes in accordance with accounting principles generally accepted in the United States of America. Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies and procedures may deteriorate. Management conducted an assessment of the Company’s internal control over financial reporting based on the criteria established by the Committee of Sponsoring Organizations of the Treadway Commission in Internal Control—Integrated Framework. Based on the assessment, management concluded that, as of December 31, 2010, the Company’s internal control over financial reporting is effective based on those criteria.

The independent registered public accounting firm that audited the financial statements included in this annual report has issued an attestation report on the Company’s internal control over financial reporting. The attestation report is included herein.

SunGard Capital Corp.

SunGard Capital Corp. II

SunGard Data Systems Inc.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of SunGard Capital Corp.:

In our opinion, the accompanying consolidated balance sheets and the related statements of operations, of changes in equity and of cash flows present fairly, in all material respects, the financial position of SunGard Capital Corp. and its subsidiaries (“SCC”) at December 31, 2010 and 2009, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2010 in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, SCC maintained, in all material respects, effective internal control over financial reporting as of December 31, 2010, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). SCC’s management is responsible for these financial statements, for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in Management’s Report on Internal Control over Financial Reporting. Our responsibility is to express opinions on these financial statements and on SCC’s internal control over financial reporting based on our audits (which was an integrated audit in 2010). We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania

March 1, 2011, except for the Trade Name and Goodwill section in Note 1 and Note 12, as to which the date is May 25, 2011

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of SunGard Capital Corp. II:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of changes in stockholders’ equity and of cash flows present fairly, in all material respects, the financial position of SunGard Capital Corp. II and its subsidiaries (“SCC II”) at December 31, 2010 and 2009, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2010 in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, SCCII maintained, in all material respects, effective internal control over financial reporting as of December 31, 2010, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). SCCII’s management is responsible for these financial statements, for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in Management’s Report on Internal Control over Financial Reporting. Our responsibility is to express opinions on these financial statements and on SCCII’s internal control over financial reporting based on our audits (which was an integrated audit in 2010). We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania

March 1, 2011, except for the Trade Name and Goodwill section in Note 1 and Note 12, as to which the date is May 25, 2011

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholder of SunGard Data Systems Inc.:

In our opinion, the accompanying consolidated balance sheets and the related statements of operations, of changes in stockholder’s equity and of cash flows present fairly, in all material respects, the financial position of SunGard Data Systems Inc. and its subsidiaries (“SDS”) at December 31, 2010 and 2009, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2010 in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, SDS maintained, in all material respects, effective internal control over financial reporting as of December 31, 2010, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). SDS’ management is responsible for these financial statements, for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in Management’s Report on Internal Control over Financial Reporting. Our responsibility is to express opinions on these financial statements and on SDS’ internal control over financial reporting based on our audits (which was an integrated audit in 2010). We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania

March 1, 2011, except for the Trade Name and Goodwill section in Note 1 and Note 12, as to which the date is May 25, 2011

SunGard Capital Corp.

Consolidated Balance Sheets

(In millions except share and per-share amounts)	December 31, 2009	December 31, 2010
Assets
Current:
Cash and cash equivalents	$642	$778
Trade receivables, less allowance for doubtful accounts of $48 and $41	925	894
Earned but unbilled receivables	163	167
Prepaid expenses and other current assets	172	178
Clearing broker assets	332	230
Deferred income taxes	19	10
Current assets of discontinued operations	90	—

Total current assets	2,343	2,257
Property and equipment, less accumulated depreciation of $931 and $1,135	919	918
Software products, less accumulated amortization of $1,069 and $1,301	1,014	809
Customer base, less accumulated amortization of $918 and $1,158	2,239	2,000
Other intangible assets, less accumulated amortization of $24 and $23	193	187
Trade name, less accumulated amortization of $10 and $7	1,025	1,023
Goodwill	6,027	5,774
Long-term assets of discontinued operations	220	—

Total Assets	$13,980	$12,968

Liabilities and Equity
Current:
Short-term and current portion of long-term debt	$64	$9
Accounts payable	61	64
Accrued compensation and benefits	311	302
Accrued interest expense	146	103
Other accrued expenses	386	421
Clearing broker liabilities	294	210
Deferred revenue	1,025	997
Current liabilities of discontinued operations	60	—

Total current liabilities	2,347	2,106
Long-term debt	8,251	8,046
Deferred income taxes	1,302	1,212
Long-term liabilities of discontinued operations	16	—

Total liabilities	11,916	11,364

Commitments and contingencies
Noncontrolling interest in preferred stock of SCCII subject to a put option	51	54
Class L common stock subject to a put option	88	87
Class A common stock subject to a put option	11	11
Stockholders’ equity:
Class L common stock, convertible, par value $.001 per share; cumulative 13.5% per annum, compounded quarterly; aggregate liquidation preference of $4,118 million and $4,699 million; 50,000,000 shares authorized, 28,613,930 and 28,670,331 shares issued	—	—
Class A common stock, par value $.001 per share; 550,000,000 shares authorized, 257,529,758 and 258,037,523 shares issued	—	—
Capital in excess of par value	2,678	2,703
Treasury stock, 248,414 and 326,329 shares of Class L common stock; and 2,239,549 and 2,940,981 shares of Class A common stock	(27)	(34)
Accumulated deficit	(2,209)	(2,970)
Accumulated other comprehensive income	(121)	(29)

Total SunGard Capital Corp. stockholders’ equity (deficit)	321	(330)
Noncontrolling interest in preferred stock of SCCII	1,593	1,782

Total equity	1,914	1,452

Total Liabilities and Equity	$13,980	$12,968

The accompanying notes are an integral part of these consolidated financial statements.

SunGard Capital Corp.

Consolidated Statements of Operations

	Year ended December 31,
(in millions)	2008	2009	2010
Revenue:
Services	$4,898	$4,844	$4,485
License and resale fees	359	324	380

Total products and services	5,257	5,168	4,865
Reimbursed expenses	144	164	127

	5,401	5,332	4,992

Costs and expenses:
Cost of sales and direct operating	2,601	2,534	2,201
Sales, marketing and administration	1,113	1,088	1,141
Product development	309	348	370
Depreciation and amortization	274	288	291
Amortization of acquisition-related intangible assets	472	529	484
Goodwill impairment charges	—	1,126	237

	4,769	5,913	4,724

Operating income (loss)	632	(581)	268
Interest income	17	7	2
Interest expense and amortization of deferred financing fees	(597)	(637)	(638)
Loss on extinguishment of debt	—	—	(58)
Other income (expense)	(93)	15	7

Loss from continuing operations before income taxes	(41)	(1,196)	(419)
Benefit from (provision for) income taxes	(51)	75	29

Loss from continuing operations	(92)	(1,121)	(390)
Income (loss) from discontinued operations, net of tax	(150)	4	(180)

Net loss	(242)	(1,117)	(570)
Income attributable to the noncontrolling interest (including $4 million, $5 million and $3 million in temporary equity)	(157)	(180)	(191)

Net loss attributable to SunGard Capital Corp.	$(399)	$(1,297)	$(761)

The accompanying notes are an integral part of these consolidated financial statements.

SunGard Capital Corp.

Consolidated Statements of Cash Flows

	Year ended December 31,
(in millions)	2008	2009	2010
Cash flow from operations:
Net loss	$(242)	$(1,117)	$(570)
Income (loss) from discontinued operations	(150)	4	(180)

Loss from continuing operations	(92)	(1,121)	(390)
Reconciliation of loss from continuing operations to cash flow from operations:
Depreciation and amortization	746	817	775
Goodwill impairment charge	—	1,126	237
Deferred income tax benefit	(94)	(166)	(90)
Stock compensation expense	35	33	31
Amortization of deferred financing costs and debt discount	37	42	43
Loss on extinguishment of debt	—	—	58
Other noncash items	50	(14)	3
Accounts receivable and other current assets	(349)	(57)	33
Accounts payable and accrued expenses	(18)	(74)	26
Clearing broker assets and liabilities, net	36	(39)	18
Deferred revenue	24	60	(30)

Cash flow from continuing operations	375	607	714
Cash flow from discontinued operations	9	33	7

Cash flow from operations	384	640	721

Investment activities:
Cash paid for acquired businesses, net of cash acquired	(721)	(13)	(82)
Cash paid for property and equipment and software	(391)	(323)	(312)
Other investing activities	4	5	9

Cash used in continuing operations	(1,108)	(331)	(385)
Cash provided by (used in) discontinued operations	(17)	(2)	125

Cash used in investment activities	(1,125)	(333)	(260)

Financing activities:
Cash received from issuance of common stock	3	4	1
Cash received from issuance of preferred stock	1	1	—
Cash received from borrowings, net of fees	1,444	202	1,633
Cash used to repay debt	(103)	(825)	(1,924)
Premium paid to retire debt	—	—	(41)
Cash used to repurchase treasury stock	(18)	(6)	(12)
Other financing activities	(7)	(3)	(1)

Cash used in continuing operations	1,320	(627)	(344)
Cash provided by (used in) discontinued operations	—	(2)	—

Cash provided by (used in) financing activities	1,320	(629)	(344)

Effect of exchange rate changes on cash	(31)	11	(3)

Increase (decrease) in cash and cash equivalents	548	(311)	114
Beginning cash and cash equivalents includes cash of discontinued operations: 2008, $25; 2009, $10; 2010, $22	427	975	664

Ending cash and cash equivalents includes cash of discontinued operations: 2008, $10; 2009, $22; 2010, $0	$975	$664	$778

The accompanying notes are an integral part of these consolidated financial statements.

SunGard Capital Corp.

Consolidated Statement of Changes in Equity

	Common Stock			Capital in Excess of Par Value	Treasury Stock
					Common Stock
	Number of Shares issued		Par Value		Shares		Par Value	Amount
(In millions)	Class L	Class A			Class L	Class A
Balances at December 31, 2007	28	256	$—	$2,580	—	1	$—	$(10)
Comprehensive loss:
Net loss	—	—	—	—	—	—	—	—
Foreign currency translation	—	—	—	—	—	—	—	—
Net unrealized loss on derivative instruments (net of tax benefit of $25)	—	—	—	—	—	—	—	—

Total comprehensive loss
Stock compensation expense	—	—	—	35	—	—	—	—
Issuance of common and preferred stock	1	—	—	—	—	—	—	—
Purchase of treasury stock	—	—	—	—	—	1	—	(14)
Other	—	—	—	(2)	—	—	—	—

Balances at December 31, 2008	29	256	—	2,613	—	2	—	(24)
Comprehensive loss:
Net loss	—	—	—	—	—	—	—	—
Foreign currency translation	—	—	—	—	—	—	—	—
Net unrealized gain on derivative instruments (net of tax provision of $11)	—	—	—	—	—	—	—	—

Total comprehensive loss
Stock compensation expense	—	—	—	33	—	—	—	—
Issuance of common and preferred stock	—	2	—	(1)	—	—	—	—
Purchase of treasury stock	—	—	—	—	—	—	—	(3)
Expiration of put option	—	—	—	44	—	—	—	—
Transfer intrinsic value of vested restricted stock units to temporary equity	—	—	—	(9)	—	—	—	—
Other	—	—	—	(2)	—	—	—	—

Balances at December 31, 2009	29	258	—	2,678	—	2	—	(27)
Comprehensive loss:
Net loss	—	—	—	—	—	—	—	—
Foreign currency translation including the impact of the sale of a business of $109	—	—	—	—	—	—	—	—
Net unrealized gain on derivative instruments (net of tax provision of $12)	—	—	—	—	—	—	—	—

Total comprehensive loss
Stock compensation expense	—	—	—	31	—	—	—	—
Issuance of common stock	—	—	—	1	—	—	—	—
Purchase of treasury stock	—	—	—	(1)	—	1	—	(7)
Expiration of put option	—	—	—	10	—	—	—	—
Transfer intrinsic value of vested restricted stock units to temporary equity	—	—	—	(13)	—	—	—	—
Other	—	—	—	(3)	—	—	—	—

Balances at December 31, 2010	29	258	$—	$2,703	—	3	$—	$(34)

The accompanying notes are an integral part of these consolidated financial statements.

SunGard Capital Corp.

Consolidated Statement of Changes in Equity

	Retained Earnings (Accumulated Deficit)	Accumulated Other Comprehensive Income (Loss)		Noncontrolling interest	Total
(In millions)		Foreign Currency Translation	Net Unrealized Gain (Loss) on Derivative Instruments
Balances at December 31, 2007	$(513)	$90	$(21)	$1,258	$3,384
Comprehensive loss:
Net loss	(399)	—	—	153	(246)
Foreign currency translation	—	(249)	—	—	(249)
Net unrealized loss on derivative instruments (net of tax benefit of $25)	—	—	(39)	—	(39)

Total comprehensive loss					(534)
Stock compensation expense	—	—	—	—	35
Issuance of common and preferred stock	—	—	—	—	—
Purchase of treasury stock	—	—	—	—	(14)
Other	—	—	—	—	(2)

Balances at December 31, 2008	(912)	(159)	(60)	1,411	2,869
Comprehensive loss:
Net loss	(1,297)	—	—	175	(1,122)
Foreign currency translation	—	80	—	—	80
Net unrealized gain on derivative instruments (net of tax provision of $11)	—	—	18	—	18

Total comprehensive loss					(1,024)
Stock compensation expense	—	—	—	—	33
Issuance of common and preferred stock	—	—	—	1	—
Purchase of treasury stock	—	—	—	(2)	(5)
Expiration of put option	—	—	—	8	52
Transfer intrinsic value of vested restricted stock units to temporary equity	—	—	—	—	(9)
Other	—	—	—	—	(2)

Balances at December 31, 2009	(2,209)	(79)	(42)	1,593	1,914
Comprehensive loss:
Net loss	(761)	—	—	188	(573)
Foreign currency translation including the impact of the sale of a business of $109	—	68	—	—	68
Net unrealized gain on derivative instruments (net of tax provision of $12)	—	—	24	—	24

Total comprehensive loss					(481)
Stock compensation expense	—	—	—	—	31
Issuance of common stock	—	—	—	—	1
Purchase of treasury stock	—	—	—	(3)	(11)
Expiration of put option	—	—	—	3	13
Transfer intrinsic value of vested restricted stock units to temporary equity	—	—	—	—	(13)
Other	—	—	—	1	(2)

Balances at December 31, 2010	$(2,970)	$(11)	$(18)	$1,782	$1,452

SunGard Capital Corp. II

Consolidated Balance Sheets

(In millions except share and per-share amounts)	December 31, 2009	December 31, 2010
Assets
Current:
Cash and cash equivalents	$642	$778
Trade receivables, less allowance for doubtful accounts of $48 and $41	925	894
Earned but unbilled receivables	163	167
Prepaid expenses and other current assets	172	178
Clearing broker assets	332	230
Deferred income taxes	19	10
Current assets of discontinued operations	90	—

Total current assets	2,343	2,257
Property and equipment, less accumulated depreciation of $931 and $1,135	919	918
Software products, less accumulated amortization of $1,069 and $1,301	1,014	809
Customer base, less accumulated amortization of $918 and $1,158	2,239	2,000
Other intangible assets, less accumulated amortization of $24 and $23	193	187
Trade name, less accumulated amortization of $10 and $7	1,025	1,023
Goodwill	6,027	5,774
Long-term assets of discontinued operations	220	—

Total Assets	$13,980	$12,968

Liabilities and Stockholders’ Equity
Current:
Short-term and current portion of long-term debt	$64	$9
Accounts payable	61	64
Accrued compensation and benefits	311	302
Accrued interest expense	146	103
Other accrued expenses	386	422
Clearing broker liabilities	294	210
Deferred revenue	1,025	997
Current liabilities of discontinued operations	60	—

Total current liabilities	2,347	2,107
Long-term debt	8,251	8,046
Deferred income taxes	1,302	1,211
Long-term liabilities of discontinued operations	16	—

Total liabilities	11,916	11,364

Commitments and contingencies
Preferred stock subject to a put option	38	37
Stockholders’ equity:
Preferred stock, par value $.001 per share; cumulative 11.5% per annum, compounded quarterly; aggregate liquidation preference of $1,623 million and $1,818 million; 14,999,000 shares authorized, 9,904,863 and 9,924,392 issued	—	—
Common stock, par value $.001 per share; 1,000 shares authorized, 100 shares issued and outstanding	—	—
Capital in excess of par value	3,724	3,747
Treasury stock, 86,008 and 112,987 shares	(10)	(14)
Accumulated deficit	(1,567)	(2,137)
Accumulated other comprehensive income	(121)	(29)

Total stockholders’ equity	2,026	1,567

Total Liabilities and Stockholders’ Equity	$13,980	$12,968

The accompanying notes are an integral part of these consolidated financial statements.

SunGard Capital Corp. II

Consolidated Statements of Operations

	Year ended December 31,
(in millions)	2008	2009	2010
Revenue:
Services	$4,898	$4,844	$4,485
License and resale fees	359	324	380

Total products and services	5,257	5,168	4,865
Reimbursed expenses	144	164	127

	5,401	5,332	4,992

Costs and expenses:
Cost of sales and direct operating	2,601	2,534	2,201
Sales, marketing and administration	1,113	1,088	1,141
Product development	309	348	370
Depreciation and amortization	274	288	291
Amortization of acquisition-related intangible assets	472	529	484
Goodwill impairment charges	—	1,126	237

	4,769	5,913	4,724

Operating income (loss)	632	(581)	268
Interest income	17	7	2
Interest expense and amortization of deferred financing fees	(597)	(637)	(638)
Loss on extinguishment of debt	—	—	(58)
Other income (expense)	(93)	15	7

Loss from continuing operations before income taxes	(41)	(1,196)	(419)
Benefit from (provision for) income taxes	(51)	74	29

Loss from continuing operations	(92)	(1,122)	(390)
Income (loss) from discontinued operations, net of tax	(150)	4	(180)

Net loss	$(242)	$(1,118)	$(570)

The accompanying notes are an integral part of these consolidated financial statements.

SunGard Capital Corp. II

Consolidated Statements of Cash Flows

	Year ended December 31,
(in millions)	2008	2009	2010
Cash flow from operations:
Net loss	$(242)	$(1,118)	$(570)
Income (loss) from discontinued operations	(150)	4	(180)

Loss from continuing operations	(92)	(1,122)	(390)
Reconciliation of loss from continuing operations to cash flow from operations:
Depreciation and amortization	746	817	775
Goodwill impairment charge	—	1,126	237
Deferred income tax benefit	(94)	(166)	(90)
Stock compensation expense	35	33	31
Amortization of deferred financing costs and debt discount	37	42	43
Loss on extinguishment of debt	—	—	58
Other noncash items	50	(14)	3
Accounts receivable and other current assets	(351)	(57)	33
Accounts payable and accrued expenses	(15)	(73)	26
Clearing broker assets and liabilities, net	36	(39)	18
Deferred revenue	24	60	(30)

Cash flow from continuing operations	376	607	714
Cash flow from discontinued operations	9	33	7

Cash flow from operations	385	640	721

Investment activities:
Cash paid for acquired businesses, net of cash acquired	(721)	(13)	(82)
Cash paid for property and equipment and software	(391)	(323)	(312)
Other investing activities	4	5	9

Cash used in continuing operations	(1,108)	(331)	(385)
Cash provided by (used in) discontinued operations	(17)	(2)	125

Cash used in investment activities	(1,125)	(333)	(260)

Financing activities:
Cash received from issuance of preferred stock	1	1	—
Cash received from borrowings, net of fees	1,444	202	1,633
Cash used to repay debt	(103)	(825)	(1,924)
Premium paid to retire debt	—	—	(41)
Cash used to repurchase treasury stock	(5)	(2)	(4)
Other financing activities	(18)	(3)	(8)

Cash used in continuing operations	1,319	(627)	(344)
Cash provided by (used in) discontinued operations	—	(2)	—

Cash provided by (used in) financing activities	1,319	(629)	(344)

Effect of exchange rate changes on cash	(31)	11	(3)

Increase (decrease) in cash and cash equivalents	548	(311)	114
Beginning cash and cash equivalents includes cash of discontinued operations: 2008, $25; 2009, $10; 2010, $22	427	975	664

Ending cash and cash equivalents includes cash of discontinued operations: 2008, $10; 2009, $22; 2010, $0	$975	$664	$778

The accompanying notes are an integral part of these consolidated financial statements.

SunGard Capital Corp. II

Consolidated Statement of Changes in Stockholders’ Equity

	Preferred Stock		Common Stock		Capital in Excess of Par Value
(In millions)	Number of Shares issued	Par Value	Number of Shares issued	Par Value
Balances at December 31, 2007	10	$—	—	$—	$3,646
Comprehensive loss:
Net loss	—	—	—	—	—
Foreign currency translation	—	—	—	—	—
Net unrealized loss on derivative instruments (net of tax benefit of $25)	—	—	—	—	—

Total comprehensive loss
Stock compensation expense	—	—	—	—	35
Purchase of treasury stock	—	—	—	—	—
Other	—	—	—	—	6

Balances at December 31, 2008	10	—	—	—	3,687
Comprehensive loss:
Net loss	—	—	—	—	—
Foreign currency translation	—	—	—	—	—
Net unrealized gain on derivative instruments (net of tax provision of $11)	—	—	—	—	—

Total comprehensive loss
Stock compensation expense	—	—	—	—	33
Purchase of treasury stock	—	—	—	—	—
Expiration of put option	—	—	—	—	15
Other	—	—	—	—	(11)

Balances at December 31, 2009	10	—	—	—	3,724
Comprehensive loss:
Net loss	—	—	—	—	—
Foreign currency translation including the impact of the sale of a business of $109	—	—	—	—	—
Net unrealized gain on derivative instruments (net of tax provision of $12)	—	—	—	—	—

Total comprehensive loss
Stock compensation expense	—	—	—	—	31
Purchase of treasury stock	—	—	—	—	—
Transfer intrinsic value of vested restricted stock units to temporary equity	—	—	—	—	(4)
Expiration of put option	—	—	—	—	4
Other	—	—	—	—	(8)

Balances at December 31, 2010	10	$—	—	$—	$3,747

The accompanying notes are an integral part of these consolidated financial statements.

SunGard Capital Corp. II

Consolidated Statement of Changes in Stockholders’ Equity

	Treasury Stock (Preferred Stock)			Accumulated Other Comprehensive Income (Loss)
(In millions)	Shares	Amount	Retained Earnings (Accumulated Deficit)	Foreign Currency Translation	Net Unrealized Gain (Loss) on Derivative Instruments	Total
Balances at December 31, 2007	—	$(3)	$(207)	$90	$(21)	$3,505
Comprehensive loss:
Net loss	—	—	(242)	—	—	(242)
Foreign currency translation	—	—	—	(249)	—	(249)
Net unrealized loss on derivative instruments (net of tax benefit of $25)	—	—	—	—	(39)	(39)

Total comprehensive loss						(530)
Stock compensation expense	—	—	—	—	—	35
Purchase of treasury stock	—	(5)	—	—	—	(5)
Other	—	—	—	—	—	6

Balances at December 31, 2008	—	(8)	(449)	(159)	(60)	3,011
Comprehensive loss:
Net loss	—	—	(1,118)	—	—	(1,118)
Foreign currency translation	—	—	—	80	—	80
Net unrealized gain on derivative instruments (net of tax provision of $11)	—	—	—	—	18	18

Total comprehensive loss						(1,020)
Stock compensation expense	—	—	—	—	—	33
Purchase of treasury stock	—	(2)	—	—	—	(2)
Expiration of put option	—	—	—	—	—	15
Other	—	—	—	—	—	(11)

Balances at December 31, 2009	—	(10)	(1,567)	(79)	(42)	2,026
Comprehensive loss:
Net loss	—	—	(570)	—	—	(570)
Foreign currency translation including the impact of the sale of a business of $109	—	—	—	68	—	68
Net unrealized gain on derivative instruments (net of tax provision of $12)	—	—	—	—	24	24

Total comprehensive loss						(478)
Stock compensation expense	—	—	—	—	—	31
Purchase of treasury stock	—	(4)	—	—	—	(4)
Transfer intrinsic value of vested restricted stock units to temporary equity	—	—	—	—	—	(4)
Expiration of put option	—	—	—	—	—	4
Other	—	—	—	—	—	(8)

Balances at December 31, 2010	—	$(14)	$(2,137)	$(11)	$(18)	$1,567

SunGard Data Systems Inc.

Consolidated Balance Sheets

(In millions except share and per-share amounts)	December 31, 2009	December 31, 2010
Assets
Current:
Cash and cash equivalents	$642	$778
Trade receivables, less allowance for doubtful accounts of $48 and $41	925	894
Earned but unbilled receivables	163	167
Prepaid expenses and other current assets	172	178
Clearing broker assets	332	230
Deferred income taxes	19	10
Current assets of discontinued operations	90	—

Total current assets	2,343	2,257
Property and equipment, less accumulated depreciation of $931 and $1,135	919	918
Software products, less accumulated amortization of $1,069 and $1,301	1,014	809
Customer base, less accumulated amortization of $918 and $1,158	2,239	2,000
Other intangible assets, less accumulated amortization of $24 and $23	193	187
Trade name, less accumulated amortization of $10 and $7	1,025	1,023
Goodwill	6,027	5,774
Long-term assets of discontinued operations	220	—

Total Assets	$13,980	$12,968

Liabilities and Stockholder’s Equity
Current:
Short-term and current portion of long-term debt	$64	$9
Accounts payable	61	64
Accrued compensation and benefits	311	302
Accrued interest expense	146	103
Other accrued expenses	387	423
Clearing broker liabilities	294	210
Deferred revenue	1,025	997
Current liabilities of discontinued operations	60	—

Total current liabilities	2,348	2,108
Long-term debt	8,251	8,046
Deferred income taxes	1,298	1,207
Long-term liabilities of discontinued operations	16	—

Total liabilities	11,913	11,361

Commitments and contingencies
Stockholder’s equity:
Common stock, par value $.01 per share; 100 shares authorized, issued and outstanding	—	—
Capital in excess of par value	3,755	3,773
Accumulated deficit	(1,567)	(2,137)
Accumulated other comprehensive income	(121)	(29)

Total stockholder’s equity	2,067	1,607

Total Liabilities and Stockholder’s Equity	$13,980	$12,968

The accompanying notes are an integral part of these consolidated financial statements.

SunGard Data Systems Inc.

Consolidated Statements of Operations

	Year ended December 31,
(In millions)	2008	2009	2010
Revenue:
Services	$4,898	$4,844	$4,485
License and resale fees	359	324	380

Total products and services	5,257	5,168	4,865
Reimbursed expenses	144	164	127

	5,401	5,332	4,992

Costs and expenses:
Cost of sales and direct operating	2,601	2,534	2,201
Sales, marketing and administration	1,113	1,088	1,141
Product development	309	348	370
Depreciation and amortization	274	288	291
Amortization of acquisition-related intangible assets	472	529	484
Goodwill impairment charges	—	1,126	237

	4,769	5,913	4,724

Operating income (loss)	632	(581)	268
Interest income	17	7	2
Interest expense and amortization of deferred financing fees	(597)	(637)	(638)
Loss on extinguishment of debt	—	—	(58)
Other income (expense)	(93)	15	7

Loss from continuing operations before income taxes	(41)	(1,196)	(419)
Benefit from (provision for) income taxes	(51)	74	29

Loss from continuing operations	(92)	(1,122)	(390)
Income (loss) from discontinued operations, net of tax	(150)	4	(180)

Net loss	$(242)	$(1,118)	$(570)

The accompanying notes are an integral part of these consolidated financial statements.

SunGard Data Systems Inc.

Consolidated Statements of Cash Flows

	Year ended December 31,
(In millions)	2008	2009	2010
Cash flow from operations:
Net loss	$(242)	$(1,118)	$(570)
Income (loss) from discontinued operations	(150)	4	(180)

Loss from continuing operations	(92)	(1,122)	(390)
Reconciliation of loss from continuing operations to cash flow from operations:
Depreciation and amortization	746	817	775
Goodwill impairment charge	—	1,126	237
Deferred income tax benefit	(95)	(166)	(91)
Stock compensation expense	35	33	31
Amortization of deferred financing costs and debt discount	37	42	43
Loss on extinguishment of debt	—	—	58
Other noncash items	50	(14)	3
Accounts receivable and other current assets	(351)	(57)	33
Accounts payable and accrued expenses	(14)	(74)	27
Clearing broker assets and liabilities, net	36	(39)	18
Deferred revenue	24	60	(30)

Cash flow from continuing operations	376	606	714
Cash flow from discontinued operations	9	33	7

Cash flow from operations	385	639	721

Investment activities:
Cash paid for acquired businesses, net of cash acquired	(721)	(13)	(82)
Cash paid for property and equipment and software	(391)	(323)	(312)
Other investing activities	4	5	9

Cash used in continuing operations	(1,108)	(331)	(385)
Cash provided by (used in) discontinued operations	(17)	(2)	125

Cash used in investment activities	(1,125)	(333)	(260)

Financing activities:
Cash received from borrowings, net of fees	1,444	202	1,633
Cash used to repay debt	(103)	(825)	(1,924)
Premium paid to retire debt	—	—	(41)
Other financing activities	(22)	(3)	(12)

Cash used in continuing operations	1,319	(626)	(344)
Cash provided by (used in) discontinued operations	—	(2)	—

Cash provided by (used in) financing activities	1,319	(628)	(344)

Effect of exchange rate changes on cash	(31)	11	(3)

Increase (decrease) in cash and cash equivalents	548	(311)	114
Beginning cash and cash equivalents includes cash of discontinued operations: 2008, $25; 2009, $10; 2010, $22	427	975	664

Ending cash and cash equivalents includes cash of discontinued operations: 2008, $10; 2009, $22; 2010, $0	$975	$664	$778

The accompanying notes are an integral part of these consolidated financial statements.

SunGard Data Systems Inc.

Consolidated Statement of Changes in Stockholder’s Equity

	Common Stock			Retained Earnings (Accumulated Deficit)	Accumulated Other Comprehensive Income (Loss)		Total
(in millions)	Number of Shares issued	Par Value	Capital in Excess of Par Value		Foreign Currency Translation	Net Unrealized Gain (Loss) on Derivative Instruments
Balances at December 31, 2007	—	$—	$3,694	$(207)	$90	$(21)	$3,556
Comprehensive loss:
Net loss	—	—	—	(242)	—	—	(242)
Foreign currency translation	—	—	—	—	(249)	—	(249)
Net unrealized loss on derivative instruments (net of tax benefit of $25)	—	—	—	—	—	(39)	(39)

Total comprehensive loss							(530)
Stock compensation expense	—	—	35	—	—	—	35
Other	—	—	2	—	—	—	2

Balances at December 31, 2008	—	—	3,731	(449)	(159)	(60)	3,063
Comprehensive loss:
Net loss	—	—	—	(1,118)	—	—	(1,118)
Foreign currency translation	—	—	—	—	80		80
Net unrealized gain on derivative instruments (net of tax provision of $11)	—	—	—	—	—	18	18

Total comprehensive loss							(1,020)
Stock compensation expense	—	—	33	—	—	—	33
Other	—	—	(9)	—	—	—	(9)

Balances at December 31, 2009	—	—	3,755	(1,567)	(79)	(42)	2,067
Comprehensive loss:
Net loss	—	—	—	(570)	—	—	(570)
Foreign currency translation including the impact of the sale of a business of $109	—	—	—	—	68	—	68
Net unrealized gain on derivative instruments (net of tax provision of $12)	—	—	—	—	—	24	24

Total comprehensive loss							(478)
Stock compensation expense	—	—	31	—	—	—	31
Other	—	—	(13)	—	—	—	(13)

Balances at December 31, 2010	—	$—	$3,773	$(2,137)	$(11)	$(18)	$1,607

The accompanying notes are an integral part of these consolidated financial statements.

SunGard Capital Corp.

SunGard Capital Corp. II

SunGard Data Systems Inc.

Notes to Consolidated Financial Statements

1. Basis of Presentation and Summary of Significant Accounting Policies:

SunGard Data Systems Inc. (“SunGard”) was acquired on August 11, 2005 (the “LBO”) in a leveraged buy-out by a consortium of private equity investment funds associated with Bain Capital Partners, The Blackstone Group, Goldman Sachs & Co., Kohlberg Kravis Roberts & Co., Providence Equity Partners, Silver Lake and TPG (collectively, the “Sponsors”).

SunGard is a wholly owned subsidiary of SunGard Holdco LLC, which is wholly owned by SunGard Holding Corp., which is wholly owned by SunGard Capital Corp. II (“SCCII”), which is a subsidiary of SunGard Capital Corp. (“SCC”). SCC and SCCII are collectively referred to as the “Parent Companies.” All four of these companies were formed in 2005 for the purpose of facilitating the LBO and are collectively referred to as the “Holding Companies.” SCC, SCCII and SunGard are separate reporting companies and are collectively referred to as the “Company.”

The Holding Companies have no other operations beyond those of their ownership of SunGard. SunGard is one of the world’s leading software and technology services companies and has four segments: Financial Systems (“FS”), Higher Education (“HE”), Public Sector (“PS”) and Availability Services (“AS”). The consolidated financial statements include the accounts of the Company and its majority-owned subsidiaries. All significant intercompany transactions and accounts have been eliminated.

Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make many estimates and judgments that affect the reported amounts of assets, liabilities, revenue and expenses. The Company evaluates its estimates and judgments on an ongoing basis and revises them when necessary. Actual results may differ from the original or revised estimates.

The presentation of certain prior year amounts has been revised to conform to the current year presentation.

Revenue Recognition

In the fourth quarter of 2010 the Company adopted, retrospective to the beginning of the year, the provisions of Accounting Standards Update No. 2009-13, Revenue Recognition—Multiple-Deliverable Revenue Arrangements (“ASU 2009-13”) and Accounting Standards Update 2009-14, Software-Certain Revenue Arrangements that Include Software Elements (“ASU 2009-14”). ASU 2009-13 amended existing accounting guidance for revenue recognition for multiple-element arrangements by establishing a selling price hierarchy that allows for the best estimated selling price (“BESP”) to determine the allocation of arrangement consideration to a deliverable in a multiple element arrangement where neither vendor specific objective evidence (“VSOE”) nor third-party evidence (“TPE”) is available for that deliverable. ASU 2009-14 modifies the scope of existing software guidance to exclude tangible products containing software components and non-software components that function together to deliver the product’s essential functionality. In addition, ASU 2009-14 provides guidance on how a vendor should allocate arrangement consideration to non-software and software deliverables in an arrangement where the vendor sells tangible products containing software components that are essential in delivering the tangible product’s functionality. The impact of the adoption of ASU 2009-13 and ASU 2009-14 was not material to the results of operations for 2010.

The following criteria must be met in determining whether revenue may be recorded: persuasive evidence of a contract exists; services have been provided; the price is fixed or determinable; and collection is reasonably assured.

The Company generates revenue from the following sources: (1) services revenue, which includes revenue from processing services, software maintenance and support, rentals, recovery and managed services, professional services and broker/dealer fees; and, (2) software license fees, which result from contracts that permit the customer to use a SunGard product at the customer’s site.

Services revenue is recorded as the services are provided based on the fair value of each element. Most AS services revenue consists of fixed monthly fees based upon the specific computer configuration or business process for which the service is being provided. When recovering from an interruption, customers generally are contractually obligated to pay additional fees, which typically cover the incremental costs of supporting customers during recoveries. FS services revenue includes monthly fees, which may include a fixed minimum fee and/or variable fees based on a measure of volume or activity, such as the number of accounts, trades or transactions, users or the number of hours of service.

For fixed-fee professional services contracts, services revenue is recorded based upon proportional performance, measured by the actual number of hours incurred divided by the total estimated number of hours for the project. Changes in the estimated costs or hours to complete the contract and losses, if any, are reflected in the period during which the change or loss becomes known.

License fees result from contracts that permit the customer to use a SunGard software product at the customer’s site. Generally, these contracts are multiple-element arrangements since they usually provide for professional services and ongoing software maintenance. In these instances, license fees are recognized upon the signing of the contract and delivery of the software if the license fee is fixed or determinable, collection is probable, and there is sufficient vendor specific evidence of the fair value of each undelivered element. When there are significant program modifications or customization, installation, systems integration or related services, the professional services and license revenue are combined and recorded based upon proportional performance, measured in the manner described above. Revenue is recorded when billed when customer payments are extended beyond normal billing terms, or at acceptance when there is significant acceptance, technology or service risk. Revenue also is recorded over the longest service period in those instances where the software is bundled together with post-delivery services and there is not sufficient evidence of the fair value of each undelivered service element.

With respect to software related multiple-element arrangements, sufficient evidence of fair value is defined as VSOE. If there is no VSOE of the fair value of the delivered element (which is usually the software) but there is VSOE of the fair value of each of the undelivered elements (which are usually maintenance and professional services), then the residual method is used to determine the revenue for the delivered element. The revenue for each of the undelivered elements is set at the fair value of those elements using VSOE of the price paid when each of the undelivered elements is sold separately. The revenue remaining after allocation to the undelivered elements (i.e., the residual) is allocated to the delivered element.

VSOE supporting the fair value of maintenance is based on the optional renewal rates for each product and is typically 18% to 20% of the software license fee per year. VSOE supporting the fair value of professional services is based on the standard daily rates charged when those services are sold separately.

In some software related multiple-element arrangements, the services rates are discounted. In these cases, a portion of the software license fee is deferred and recognized as the services are performed based on VSOE of the services.

From time to time, the Company enters into arrangements with customers that purchase non-software related services at the same time, or within close proximity, of purchasing software (non-software multiple-element arrangements). Each element within a non-software multiple-element arrangement is accounted for as a separate unit of accounting provided the following criteria are met: the delivered services have value to the customer on a standalone basis; and for an arrangement that includes a general right of return relative to the delivered services, delivery or performance of the undelivered service is considered probable and is substantially controlled by the Company. Where the criteria for a separate unit of accounting are not met, the deliverable is combined with the undelivered element(s) and treated as a single unit of accounting for the purposes of allocation of the arrangement consideration and revenue recognition.

For non-software multiple-element arrangements, the Company allocates revenue to each element based on a selling price hierarchy at the arrangement inception. During 2008 and 2009 the fair value of each undelivered element was determined using VSOE, and the residual method was used to assign a fair value to the delivered element if its VSOE was not available. Under the new rules for 2010 described above, the selling price for each element is based upon the following selling price hierarchy: VSOE then TPE then BESP. The total arrangement consideration is allocated to each separate unit of accounting for each of the non-software deliverables using the relative selling prices of each unit based on this hierarchy. The Company limits the amount of revenue recognized for delivered elements to an amount that is not contingent upon future delivery of additional products or services or meeting of any specified performance conditions. Since under the new hierarchy a fair value for each element will be determinable, the residual method is no longer used.

To determine the selling price in non-software multiple-element arrangements, the Company establishes VSOE of the selling price using the price charged for a deliverable when sold separately. Where VSOE does not exist, TPE is established by evaluating similar competitor products or services in standalone arrangements with similarly situated customers. If the Company is unable to determine the selling price because VSOE or TPE doesn’t exist, it determines BESP for the purposes of allocating the arrangement by considering pricing practices, margin, competition and geographies in which it offers its products and services.

Unbilled receivables are created when services are performed or software is delivered and revenue is recognized in advance of billings. Deferred revenue is created when billing occurs in advance of performing services or when all revenue recognition criteria have not been met.

Cash and Cash Equivalents

Cash and cash equivalents consist of investments that are readily convertible into cash and have original maturities of three months or less.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of accounts receivable. The Company sells a significant portion of its products and services to the financial services industry and could be affected by the overall condition of that industry. The Company believes that any credit risk associated with accounts receivable is substantially mitigated by the relatively large number of customer accounts and reasonably short collection terms. Accounts receivable are stated at estimated net realizable value, which approximates fair value. By policy, the Company places its available cash and short-term investments with institutions of high credit-quality and limits the amount of credit exposure to any one issuer.

Foreign Currency Translation

The functional currency of each of the Company’s foreign operations is generally the local currency of the country in which the operation is located. All assets and liabilities are translated into U.S. dollars using exchange rates in effect at the balance sheet date. Revenue and expenses are translated using average exchange rates during the period.

Increases and decreases in net assets resulting from foreign currency translation are reflected in stockholder’s equity as a component of accumulated other comprehensive income (loss).

Property and Equipment

Property and equipment are recorded at cost and depreciated on the straight-line method over the estimated useful lives of the assets (three to eight years for equipment and ten to 40 years for buildings and improvements). Leasehold improvements are amortized ratably over their remaining lease term or useful life, if shorter. Depreciation and amortization of property and equipment in continuing operations was $237 million in 2008, $243 million in 2009 and $237 million in 2010.

Software Products

Software development costs are expensed as incurred and consist primarily of design and development costs of new products and significant enhancements to existing products incurred before the establishment of technological feasibility. Recoverable costs incurred subsequent to technological feasibility of new products and enhancements to existing products as well as costs associated with purchased software and software obtained through business acquisitions are capitalized and amortized over the estimated useful lives of the related products, generally three to twelve years (average life is eight years), using the straight-line method or the ratio of current revenue to current and anticipated revenue from such software, whichever provides the greater amortization. Amortization of all software products of continuing operations, including software acquired in business acquisitions and software purchased for internal use, aggregated $253 million in 2008, $290 million in 2009 and $265 million in 2010. Capitalized development costs of continuing operations were $17 million in 2008, $16 million in 2009 and $15 million in 2010.

Purchase Accounting and Intangible Assets

Purchase accounting requires that all assets and liabilities be recorded at fair value on the acquisition date, including identifiable intangible assets separate from goodwill. Identifiable intangible assets include customer base (which includes customer contracts and relationships), software and trade name. Goodwill represents the excess of cost over the fair value of net assets acquired.

The estimated fair values and useful lives of identifiable intangible assets are based on many factors, including estimates and assumptions of future operating performance and cash flows of the acquired business, the nature of the business acquired, the specific characteristics of the identified intangible assets, and our historical experience and that of the acquired business. The estimates and assumptions used to determine the fair values and useful lives of identified intangible assets could change due to numerous factors, including product demand, market conditions, technological developments, economic conditions and competition. In connection with our determination of fair values for the LBO and for other significant acquisitions, the Company engages independent appraisal firms to assist with the valuation of intangible (and certain tangible) assets acquired and certain assumed obligations.

Customer Base Intangible Assets

Customer base intangible assets represent customer contracts and relationships obtained as a result of the LBO and as part of acquired businesses and are amortized using the straight-line method over their estimated useful lives, ranging from three to 18 years (average life is 12 years). Amortization of all customer base intangible assets of continuing operations aggregated $243 million in 2008, $274 million in 2009 and $266 million in 2010.

Effective January 1, 2009, the Company shortened the remaining useful lives of certain intangible assets to reflect revisions to estimated customer attrition rates. The impact of this revision was an increase in amortization of acquisition-related intangible assets of approximately $36 million in 2009.

Other Intangible Assets

Other intangible assets consist primarily of deferred financing costs incurred in connection with debt issued in the LBO and amendments to our debt and other financing transactions (see Note 5), noncompetition agreements obtained in business acquisitions, long-term accounts receivable, prepayments and long-term investments. Deferred financing costs are amortized over the term of the related debt. Noncompetition agreements are amortized using the straight-line method over their stated terms, ranging from two to five years.

Impairment Reviews for Long-Lived Assets

The Company periodically reviews carrying values and useful lives of long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying value of the asset may not be recoverable. Factors that could indicate an impairment include significant underperformance of the asset as compared to historical or projected future operating results, or significant negative industry or economic trends. When the Company determines that the carrying value of an asset may not be recoverable, the related estimated future undiscounted cash flows expected to result from the use and eventual disposition of the asset are compared to the carrying value of the asset. If the sum of the estimated future undiscounted cash flows is less than the carrying amount, an impairment charge is recorded based on the difference between the carrying value of the asset and its fair value, which the Company estimates based on discounted expected future cash flows. In determining whether an asset is impaired, the Company makes assumptions regarding recoverability of costs, estimated future cash flows from the asset, intended use of the asset and other relevant factors. If these estimates or their related assumptions change, impairment charges for these assets may be required.

Future Amortization of Acquisition-Related Intangible Assets

Based on amounts recorded at December 31, 2010, total expected amortization of all acquisition-related intangible assets in each of the years ended December 31 follows (in millions):

2011	$463
2012	414
2013	360
2014	307
2015	248

Trade Name and Goodwill

The trade name intangible asset primarily represents the fair value of the SunGard trade name at August 11, 2005 and is an indefinite-lived asset and therefore is not subject to amortization but is reviewed at least annually for impairment. Other trade names are amortized over their estimated useful lives. Goodwill represents the excess of cost over the fair value of net assets acquired. Generally accepted accounting principles require the Company to perform an impairment test, a two-step test, annually and more frequently when negative conditions or a triggering event arise. The Company completes its annual goodwill impairment test as of July 1. In step one, the estimated fair value of each reporting unit is compared to its carrying value. The Company estimates the fair values of each reporting unit by a combination of (i) estimation of the discounted cash flows of each of the reporting units based on projected earnings in the future (the income approach) and (ii) a comparative analysis of revenue and EBITDA multiples of public companies in similar markets (the market approach). If there is a deficiency (the estimated fair value of a reporting unit is less than the carrying value), a step two test is required. In step two, the amount of any goodwill impairment is measured by comparing the implied fair value of the reporting unit’s goodwill to the carrying value of goodwill, with the resulting impairment reflected in operations. The implied fair value is determined in the same manner as the amount of goodwill recognized in a business combination.

Estimating the fair value of a reporting unit requires various assumptions including the use of projections of future cash flows and discount rates that reflect the risks associated with achieving those cash flows. The assumptions about future cash flows and growth rates are based on management’s assessment of a number of factors including the reporting unit’s recent performance against budget, performance in the market that the reporting unit serves as well as industry and general economic data from third party sources. Discount rate assumptions are based on an assessment of the risk inherent in those future cash flows. Changes to the underlying businesses could affect the future cash flows, which in turn could affect the fair value of the reporting unit. For the most recent annual impairment test as of July 1, 2010, the discount rates used were 10% or 11% and perpetual growth rates used were 3% or 4%, based on the specific characteristics of the reporting unit.

Based on the results of the step one test for the July 1 annual impairment test for 2010, the Company determined that the carrying value of our Public Sector North America (“PS NA”), Public Sector United Kingdom (“PS UK”), which has since been sold and is included in discontinued operations, and Higher Education Managed Services (“HE MS”) reporting units were in excess of their respective fair values and a step two test was required for each of these reporting units. The primary driver for the decline in the fair value of each of the reporting units compared to the prior year is the reduction in the perpetual growth rate assumption used for each of these three reporting units, stemming from the disruption in the global financial markets, particularly the markets in which these three reporting units serve. Furthermore, there was a decline in the cash flow projections for the PS NA and PS UK reporting units, compared to those used in the 2009 goodwill impairment test, as a result of decline in the overall outlook for these two reporting units. Additionally, the discount rate assumption used for the PS UK reporting unit was higher than the discount rate used in the 2009 impairment test.

A one percentage point increase in the perpetual growth rate or a one percentage point decrease in the discount rate would have resulted in the HE MS reporting unit having a fair value in excess of carrying value and a step two test would not have been required.

Prior to completing the step two tests, the Company first evaluated the long-lived assets, primarily the software, customer base and property and equipment, for impairment. In performing the impairment tests for long-lived assets, the Company estimated the undiscounted cash flows for the asset groups over the remaining useful lives of the reporting unit’s primary asset and compared that to the carrying value of the asset groups. There was no impairment of the long-lived assets.

In completing the step two tests to determine the implied fair value of goodwill and therefore the amount of impairment, the Company first determined the fair value of the tangible and intangible assets and liabilities. Based on the testing performed, the Company determined that the carrying value of goodwill exceeded its implied fair value for each of the three reporting units and recorded a goodwill impairment charge of $328 million, of which $237 million is presented in continuing operations and $91 million in discontinued operations.

The Company has three other reporting units, whose goodwill balances total $2.1 billion as of December 31, 2010, where the excess of the estimated fair value over the carrying value of the reporting unit was less than 10% of the carrying value as of the July 1, 2010 impairment test. A one percentage point decrease in the perpetual growth rate or a one percentage point increase in the discount rate would cause each of these reporting units to fail the step one test and require a step two analysis, and some or all of this goodwill could be impaired. Furthermore, if any of these units fail to achieve expected performance levels or experience a downturn in the business below current expectations, goodwill could be impaired.

The Company’s remaining 10 reporting units, whose goodwill balances in aggregate total $3.2 billion as of December 31, 2010, each had estimated fair values in excess of 25% more than the carrying value of the reporting unit as of the July 1, 2010 impairment test.

During 2009, based on an evaluation of year-end results and a reduction in the revenue growth outlook for the AS business, the Company concluded that AS had experienced a triggering event in its North American reporting unit (“AS NA”), one of two reporting units identified in the July 1, 2009 annual impairment test where the excess of the estimated fair value over the carrying value was less than 10%. As a result, the Company determined that the carrying value of AS NA was in excess of its fair value. In completing the step two test we determined that the carrying value of AS NA’s goodwill exceeded its implied fair value by $1.13 billion and recorded a goodwill impairment charge for this amount.

As a result of the change in the economic environment in the second half of 2008 and completion of the annual budgeting process, the Company completed an assessment of the recoverability of our goodwill in December 2008. In completing this review, the Company considered a number of factors, including a comparison of the budgeted revenue and profitability for 2009 to that included in the annual impairment test conducted as of July 1, 2008, and the amount by which the fair value of each reporting unit exceeded its carrying value in the 2008 impairment analysis, as well as qualitative factors such as the overall economy’s effect on each reporting unit. Based on this analysis, the Company concluded that the decline in expected future cash flows in one of its PS reporting units, which has since been sold and presented in discontinued operations, was sufficient to result in an impairment of goodwill of $128 million.

The following table summarizes changes in goodwill by segment (in millions):

	Cost					Cumulative Impairment
	FS	HE	PS	AS	Subtotal	HE	PS	AS	Subtotal	Total
Balance at December 31, 2008	$3,431	$1,063	$451	$2,247	$7,192	$—	$—	$—	$—	$7,192
2009 acquisitions	2	—	—	—	2	—	—	—	—	2
Adjustments related to the LBO and prior year acquisitions	(9)	(15)	(14)	(53)	(91)	—	—	—	—	(91)
Impairment charges	—	—	—	—	—	—	—	(1,126)	(1,126)	(1,126)
Effect of foreign currency translation	33	—	—	17	50	—	—	—	—	50

Balance at December 31, 2009	3,457	1,048	437	2,211	7,153	—	—	(1,126)	(1,126)	6,027
2010 acquisitions	24	—	—	1	25	—	—	—	—	25
Adjustments related to the LBO and prior year acquisitions	(2)	—	(1)	(1)	(4)	—	—	—	—	(4)
Impairment charges	—	—	—	—	—	(32)	(205)	—	(237)	(237)
Effect of foreign currency translation	(29)	—	—	(8)	(37)	—	—	—	—	(37)

Balance at December 31, 2010	$3,450	$1,048	$436	$2,203	$7,137	$(32)	$(205)	$(1,126)	$(1,363)	$5,774

The 2009 adjustments related to the LBO and prior year acquisitions includes a $114 million adjustment to correct the income tax rate used to calculate the deferred tax liabilities associated with the intangible assets at the LBO date. The adjustment was not material to prior periods.

Stock Compensation

Stock-based compensation cost is measured at the grant date based on the fair value of the award and is recognized as expense over the appropriate service period. Fair value for stock options is computed using the Black-Scholes pricing model. Determining the fair value of stock-based awards requires considerable judgment, including estimating the expected term of stock options, expected volatility of the Company’s stock price, and the number of awards expected to be forfeited. In addition, for stock-based awards where vesting is dependent upon achieving certain operating performance goals, the Company estimates the likelihood of achieving the performance goals. Differences between actual results and these estimates could have a material effect on the consolidated financial results. A deferred income tax asset is recorded over the vesting period as stock compensation expense is recognized. The Company’s ability to use the deferred tax asset is ultimately based on the actual value of the stock option upon exercise or restricted stock unit upon distribution. If the actual value is lower than the fair value determined on the date of grant, there could be an income tax expense for the portion of the deferred tax asset that cannot be used, which could have a material effect on the consolidated financial results.

Income Taxes

The Company recognizes deferred income tax assets and liabilities based upon the expected future tax consequences of events that have been recognized in the financial statements or tax returns. Deferred income tax assets and liabilities are calculated based on the difference between the financial and tax bases of assets and liabilities using the currently enacted income tax rates in effect during the years in which the differences are expected to reverse. Valuation allowances are recorded to reduce deferred tax assets when it is more likely than not that a tax benefit will not be realized. Deferred tax assets for which no valuation allowance is recorded may not be realized upon changes in facts and circumstances. Tax benefits related to uncertain tax positions taken or expected to be taken on a tax return are recorded when such benefits meet a more likely than not threshold. Otherwise, these tax benefits are recorded when a tax position has been effectively settled, which means that the appropriate taxing authority has completed their examination even though the statute of limitations remains open, or the statute of limitation expires. Considerable judgment is required in assessing and estimating these amounts and differences between the actual outcome of these future tax consequences and estimates made could have a material effect on the consolidated financial results.

2. Acquisitions and Discontinued Operations:

Acquisitions

The Company seeks to acquire businesses that broaden its existing product lines and service offerings by adding complementary products and service offerings and by expanding its geographic reach. During 2010, the Company completed three acquisitions in its FS segment and one in its AS segment. Cash paid, subject to certain adjustments, was $82 million.

During 2009, the Company completed three acquisitions in its FS segment, and, in 2008, the Company completed four acquisitions in its FS segment, including GL TRADE S.A., and two in its AS segment.

Pro Forma Financial Information (unaudited)

The following unaudited pro forma results of operations (in millions) for 2008 assumes that businesses acquired in 2008 and 2009 occurred as of the beginning of 2008 and were reflected in the Company’s results from that date. The pro forma effect of the 2010 acquisitions on 2010 was not material. The pro forma effect of the 2009 and 2010 acquisitions on 2009 was not material. For 2008, in addition to the businesses acquired in 2009, the pro forma results include the 2008 acquisitions, the more significant of which are GL TRADE S.A., Strohl Systems Group, Inc. and Advanced Portfolio Technologies, Inc. The 2010 acquisitions are excluded from the 2008 pro forma results. This unaudited pro forma information should not be relied upon as necessarily being indicative of the historical results that would have been obtained if the acquisitions had actually occurred at the beginning of each period presented, nor of the results that may be obtained in the future. The pro forma adjustments include the effect of purchase accounting adjustments, interest expense and related tax effects.

2008
Revenue	$5,823
Net loss	(256)

Discontinued Operations

In December 2010, the Company sold its PS UK operations for gross proceeds of £88 million ($138 million) and recorded a noncash loss on the sale of $94 million. In 2008 and 2010, impairment charges of $128 million and $91 million, respectively, were incurred related to the discontinued operations. The results for the discontinued operations for 2008, 2009 and 2010 were as follows (in millions):

	Year ended December 31,
	2008	2009	2010
Revenue	$194	$177	$180
Operating income (loss), excluding goodwill impairment	(34)	6	7
Goodwill impairment charge	(128)	—	(91)
Loss on disposal	—	—	(94)
Interest expense	(1)	—	—

Income (loss) before income taxes	(163)	6	(178)
Benefit from (provision for) income taxes	13	(2)	(2)

Net income (loss) from discontinued operations	$(150)	$4	$(180)

3. Clearing Broker Assets and Liabilities:

Clearing broker assets and liabilities are comprised of the following (in millions):

	December 31, 2009	December 31, 2010
Segregated customer cash and treasury bills	$153	$57
Securities owned	40	—
Securities borrowed	116	154
Receivables from customers and other	23	19

Clearing broker assets	$332	$230

Payables to customers	$163	$19
Securities loaned	95	137
Customer securities sold short, not yet purchased	9	—
Payable to brokers and dealers	27	54

Clearing broker liabilities	$294	$210

Segregated customer cash and treasury bills are held by the Company on behalf of customers. Clearing broker securities consist of trading and investment securities at fair market values, which are based on quoted market rates. Securities borrowed and loaned are collateralized financing transactions which are cash deposits made to or received from other broker/dealers. Receivables from and payables to customers represent amounts due or payable on cash and margin transactions.

4. Property and Equipment:

Property and equipment consisted of the following (in millions):

	December 31, 2009	December 31, 2010
Computer and telecommunications equipment	$811	$923
Leasehold improvements	708	772
Office furniture and equipment	118	142
Buildings and improvements	143	151
Land	22	19
Construction in progress	48	46

	1,850	2,053
Accumulated depreciation and amortization	(931)	(1,135)

	$919	$918

5. Debt and Derivative Instruments:

Debt consisted of the following (in millions):

	December 31, 2009	December 31, 2010
Senior Secured Credit Facility:
Secured revolving credit facility (A)	$—	$—
Tranche A, effective interest rate of 3.24% and 3.29% (A)	1,506	1,447
Tranche B, effective interest rate of 6.79% and 6.67% (A)	2,717	2,468
Incremental term loan, effective interest rate of 6.75% and 6.75% (A)	494	479

Total Senior Secured Credit Facility	4,717	4,394

Senior Notes due 2013 at 9.125% (C)	1,600	—
Senior Notes due 2014 at 4.875%, net of discount of $16 and $12 (B)	234	238
Senior Notes due 2015 at 10.625%, net of discount of $5 and $4 (C)	495	496
Senior Notes due 2018 at 7.375% (C)	—	900
Senior Notes due 2020 at 7.625% (C)	—	700
Senior Subordinated Notes due 2015 at 10.25% (C)	1,000	1,000
Secured accounts receivable facility, effective interest rate of 7.5% and 3.76% (D)	250	313
Other, primarily acquisition purchase price and capital lease obligations	19	14

	8,315	8,055
Short-term borrowings and current portion of long-term debt	(64)	(9)

Long-term debt	$8,251	$8,046

As a result of the LBO, the Company is highly leveraged. SunGard was in compliance with all covenants at December 31, 2010. Below is a summary of our debt instruments.

(A) Senior Secured Credit Facilities

SunGard’s senior secured credit facilities (Credit Agreement) consist of (1) $1.39 billion of U.S. dollar-denominated tranche A term loans and $62 million of pound sterling-denominated tranche A term loans, each maturing on February 28, 2014, collectively referred to as the unextended term loans, (2) $2.41 billion of U.S. dollar-denominated tranche B term loans and $60 million of pound sterling-denominated tranche B term loans, each maturing on February 28, 2016, collectively referred to as the extended term loans, (3) $479 million of U.S. dollar-denominated incremental term loans maturing on February 28, 2014 and (4) an $829 million revolving credit facility with $580 million of commitments terminating on May 11, 2013, referred to as the extended revolving credit loans, and $249 million of commitments terminating on August 11, 2011, referred to as the unextended revolving credit loans. As of December 31, 2010, $796 million was available for borrowing under the revolving credit facility after giving effect to certain outstanding letters of credit.

Borrowings under the senior secured credit facilities bear interest at a rate equal to an applicable margin plus, at our option, either (a) a base rate that is the higher of (1) the prime rate of JPMorgan Chase Bank, N.A. and (2) the federal funds rate plus 1/2 of 1% or (b) LIBOR based on the costs of funds for deposits in the currency of such borrowing for either 30, 60, 90 or 180 days. The applicable margin for borrowings under the revolving credit facility and the term loan facility may change subject to attaining certain leverage ratios. In addition to paying interest on outstanding principal under the senior secured credit facilities, we pay a commitment fee to the lenders under the revolving credit facility in respect of the unutilized commitments. The commitment fee rates with respect to unused commitments terminating in 2011 and unused commitments terminating in 2013 are 0.50% per annum and 0.75% per annum, respectively, and may change subject to attaining certain leverage ratios. As of December 31, 2010, the interest rate for the extended term loans, after adjusting for interest rate swaps, was 6.67% and for the unextended term loans, after adjusting for interest rate swaps, was 3.29%. As of December 31, 2010, the interest rate options available under the revolving credit facility were (a) the base rate, which was 4.25% for the unextended revolving credit loans and 5.50% for extended revolving credit loans or (b) LIBOR plus 2.00% for unextended revolving credit loans and LIBOR plus 3.25% for extended revolving credit loans.

All obligations under the senior secured credit facilities are fully and unconditionally guaranteed by SunGard Holdco LLC and by substantially all domestic, 100% owned subsidiaries, referred to, collectively, as Guarantors.

SunGard is required to repay installments on the loans under the term loan facilities in quarterly principal amounts of 0.25% of their funded total principal amount through the maturity date for each class of term loans, at which time the remaining aggregate principal balance is due. Maturity dates for our tranche B term loan facilities will automatically become May 15, 2015 if the Senior Subordinated Notes are not extended, renewed or refinanced on or prior to May 15, 2015.

The senior secured credit facilities also require SunGard to prepay outstanding term loans, subject to certain exceptions, with excess cash flow and proceeds from certain asset sales, casualty and condemnation events, other borrowings and certain financings under SunGard’s accounts receivable securitization program. Any required payments would be applied pro rata to the term loan lenders and to installments of the term loan facilities in direct order of maturity.

The senior secured credit facilities contain a number of covenants that, among other things, restrict, subject to certain exceptions, SunGard’s (and most or all of its subsidiaries’) ability to incur additional debt or issue preferred stock, pay dividends and distributions on or repurchase capital stock, create liens on assets, enter into sale and leaseback transactions, repay subordinated indebtedness, make investments, loans or advances, make capital expenditures, engage in certain transactions with affiliates, amend certain material agreements, change its lines of business, sell assets and engage in mergers or consolidations. In addition, under the senior secured credit facilities, SunGard is required to satisfy certain total leverage and interest coverage ratios.

In December 2010, we sold our PS UK operation for gross proceeds of £88 million ($138 million). Under SunGard’s debt covenants, the Company was required to apply the “Net Proceeds,” as defined in the Credit Agreement, to the repayment of outstanding term loans. Accordingly, SunGard repaid $96 million of its US dollar-denominated term loans, $3 million of pound sterling-denominated term loans and $2 million of our euro-denominated term loans. In addition, and concurrent with these mandatory prepayments, other available cash was used to voluntarily repay the remaining $164 million balance outstanding on the euro-denominated term loans. As a result of the repayment, SunGard is not required to make quarterly principal payments on the term loans until December 2012.

In June 2009, SunGard amended and restated its existing Credit Agreement to (a) extend the maturity date of $2.5 billion of its U.S. dollar-denominated term loans, £40 million of pound sterling-denominated term loans, and €120 million of euro-denominated term loans from February 2014 to February 2016, (b) reduce existing revolving credit commitments to $829 million from $1 billion and extend the termination date of $580 million of those commitments to May 2013, and (c) amend certain other provisions including those related to negative and financial covenants.

In September 2008, the Credit Agreement was amended to increase the amount of term loan borrowings by SunGard under the Credit Agreement by $500 million (“Incremental Term Loan”), and SunGard issued at a $6 million discount $500 million aggregate principal amount of 10.625% Senior Notes due 2015, together with the Incremental Term Loan, to fund the acquisition of GL TRADE and repay $250 million of senior notes due in January 2009. The second amendment to the Credit Agreement in September 2008 changed certain terms applicable to the Incremental Term Loan. Borrowings can be at either a Base Rate or a Eurocurrency Rate. Base Rate borrowings reset daily and bear interest at a minimum of 4.0% plus a spread of 2.75%. Eurocurrency borrowings can be made for periods of 30, 60, 90 or 180 days and bear interest at a minimum of 3.0% plus a spread of 3.75%. The interest rate at each of December 31, 2009 and 2010 was 6.75%. In January 2011, we amended SunGard’s Incremental Term Loan to (a) eliminate the LIBOR and Base Rate floors and (b) reduce the Eurocurrency Rate spread from 3.75% to 3.50% and the base rate spread from 2.75% to 2.50% with no impact on maturity.

SunGard uses interest rate swap agreements to manage the amount of its floating rate debt in order to reduce its exposure to variable rate interest payments associated with the senior secured credit facilities. SunGard pays a stream of fixed interest payments for the term of the swap, and in turn, receives variable interest payments based on the one-month LIBOR rate or three-month LIBOR rate, which were 0.26% and 0.30%, respectively, at December 31, 2010. The net receipt or payment from the interest rate swap agreements is included in interest expense. A summary of the Company’s interest rate swaps at December 31, 2010 follows:

Inception	Maturity	Notional Amount (in millions)	Interest rate paid	Interest rate received (LIBOR)
February 2006	February 2011	$800	5.00%	3-Month
January 2008	February 2011	750	3.17%	3-Month
January/February 2009	February 2012	1,200	1.78%	1-Month
February 2010	May 2013	500	1.99%	3-Month

Total / Weighted Average interest rate		$3,250	2.93%

The interest rate swaps are designated and qualify as cash flow hedges and are included at estimated fair value as an asset or a liability in the consolidated balance sheet based on a discounted cash flow model using applicable market swap rates and certain assumptions. For 2008, 2009 and 2010, SunGard included an unrealized after-tax loss of $39 million, an unrealized after-tax gain of $18 million, and an unrealized after-tax gain of $21 million, respectively, in Other Comprehensive Income (Loss) related to the change in market value on the swaps. The market value of the swaps recorded in Other Comprehensive Income (Loss) may be recognized in the statement of operations if certain terms of the senior secured credit facilities change or if the loan is extinguished. The $70 million and $38 million fair value of the swap agreements at December 31, 2009 and 2010, respectively, is included in accrued expenses. The effects of the interest rate swaps are reflected in the effective interest rate for the senior secured credit facilities in the components of debt table above.

The table below summarizes the impact of the effective portion of interest rate swaps on the balance sheets and statements of operations for 2008, 2009 and 2010 (in millions):

	Classification	2008	2009	2010
Gain (loss) recognized in Accumulated Other Comprehensive Loss (OCI)	OCI	$(96)	$(51)	$(49)

Loss reclassified from accumulated OCI into income	Interest expense and amortization of deferred financing fees	32	80	85

The Company had no ineffectiveness related to its swap agreements.

The Company expects to reclassify in the next twelve months approximately $33 million of expense from accumulated other comprehensive income into earnings related to the Company’s interest rate swaps based on the borrowing rates at December 31, 2010.

(B) Senior Notes due 2009 and 2014

On January 15, 2004, SunGard issued $500 million of senior unsecured notes, of which $250 million 3.75% notes were due and paid in full in January 2009 and $250 million 4.875% notes are due

2014, which are subject to certain standard covenants. As a result of the LBO, these senior notes became collateralized on an equal and ratable basis with loans under the senior secured credit facilities and are guaranteed by all subsidiaries that guarantee the senior notes due 2013, 2015, 2018 and 2020 and senior subordinated notes due 2015. The senior notes due 2014 are recorded at $234 million and $238 million as of December 31, 2009 and 2010, respectively, reflecting the remaining unamortized discount caused by the LBO. The $12 million discount at December 31, 2010 will be amortized and included in interest expense over the remaining periods to maturity.

(C) Senior Notes due 2013, 2015, 2018 and 2020 and Senior Subordinated Notes due 2015

The senior notes due 2013, 2015, 2018 and 2020 are senior unsecured obligations that rank senior in right of payment to future debt and other obligations that are, by their terms, expressly subordinated in right of payment to the senior notes, including the senior subordinated notes. The senior notes (i) rank equally in right of payment to all existing and future senior debt and other obligations that are not, by their terms, expressly subordinated in right of payment to the senior notes, (ii) are effectively subordinated in right of payment to all existing and future secured debt to the extent of the value of the assets securing such debt, and (iii) are structurally subordinated to all obligations of each subsidiary that is not a guarantor of the senior notes. All obligations under the senior notes are fully and unconditionally guaranteed, subject to certain exceptions, by substantially all domestic, wholly owned subsidiaries of SunGard. In November 2010, SunGard issued $900 million of 7.375% senior notes due 2018 and $700 million of 7.625% senior notes due 2020 and used the proceeds and excess cash to retire the $1.6 billion 9.125% senior notes due 2013.

The senior subordinated notes due 2015 are unsecured senior subordinated obligations that are subordinated in right of payment to the existing and future senior debt, including the senior secured credit facilities, the senior notes due 2009 and 2014 and the senior notes due 2013, 2015, 2018 and 2020. The senior subordinated notes (i) rank equally in right of payment to all future senior subordinated debt, (ii) are effectively subordinated in right of payment to all existing and future secured debt to the extent of the value of the assets securing such debt, (iii) are structurally subordinated to all obligations of each subsidiary that is not a guarantor of the senior subordinated notes, and (iv) rank senior in right of payment to all future debt and other obligations that are, by their terms, expressly subordinated in right of payment to the senior subordinated notes.

The senior notes due 2015, 2018 and 2020 and senior subordinated notes due 2015 are redeemable in whole or in part, at SunGard’s option, at any time at varying redemption prices that generally include premiums, which are defined in the applicable indentures. In addition, upon a change of control, SunGard is required to make an offer to redeem all of the senior notes and senior subordinated notes at a redemption price equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest.

The indentures governing the senior notes due 2015, 2018 and 2020 and senior subordinated notes due 2015 contain a number of covenants that restrict, subject to certain exceptions, SunGard’s ability and the ability of its restricted subsidiaries to incur additional debt or issue certain preferred shares, pay dividends on or make other distributions in respect of its capital stock or make other restricted payments, make certain investments, enter into certain types of transactions with affiliates, create liens securing certain debt without securing the senior notes due 2015, 2018 and 2020 or senior subordinated notes due 2015, as applicable, sell certain assets, consolidate, merge, sell or otherwise dispose of all or substantially all of its assets and designate its subsidiaries as unrestricted subsidiaries.

The senior notes due 2018 and 2020 contain registration rights by which the Company has agreed to use its reasonable best efforts to register with the U.S. Securities & Exchange Commission notes having substantially identical terms. The Company will use its reasonable best efforts to cause the exchange offer to be completed or, if required, to have one or more shelf registration statements declared effective, within 360 days after the issue date of the senior notes due 2018 and 2020.

If the Company fails to meet this target (a “registration default”) with respect to the senior notes due 2018 and 2020, the annual interest rate on the senior notes due 2018 and 2020 will increase by 0.25% for each subsequent 90-day period during which the registration default continues, up to a maximum additional interest rate of 1.0% per year over the applicable interest rate. If the registration default is corrected or, if it is not corrected, upon the two year anniversary of the issue date of the senior notes due 2018 and 2020, the applicable interest rate on such senior notes due 2018 and 2020 will revert to the original level.

(D) Accounts Receivable Securitization Program

In December 2008, SunGard terminated its off-balance sheet accounts receivable securitization program. Under this accounts receivable facility, eligible receivables were sold to third-party conduits through a wholly owned, bankruptcy remote, special purpose entity that was not consolidated for financial reporting purposes. SunGard serviced the receivables and charged a monthly servicing fee at market rates. The third-party conduits were sponsored by certain lenders under SunGard’s senior secured credit facilities. Sales of receivables under the facility qualified as sales under applicable accounting rules. Accordingly, at December 31, 2008, these receivables, totaling $363 million, net of applicable allowances, and the corresponding borrowings totaling $77 million were excluded from SunGard’s consolidated balance sheet. SunGard’s retained interest in receivables sold as of December 31, 2008 was $285 million. The loss on sale of receivables and discount on retained interests were included in other expense and totaled $25 million for 2008. The gain or loss on sale of receivables was determined at the date of transfer based upon the fair value of the assets sold and the interests retained. SunGard estimated fair value based on the present value of expected cash flows.

In March 2009, SunGard entered into a syndicated three-year receivables facility. The facility limit was $317 million, which consisted of a term loan commitment of $181 million and a revolving commitment of $136 million. Advances may be borrowed and repaid under the revolving commitment with no impact on the facility limit. The term loan commitment may be repaid at any time at SunGard’s option, but will result in a permanent reduction in the facility limit. On September 30, 2010, SunGard entered into an Amended and Restated Credit and Security Agreement (“Agreement”) related to its receivables facility. Among other things, the amendment (a) increased the borrowing capacity under the facility from $317 million to $350 million, (b) increased the term loan component to $200 million from $181 million, (c) extended the maturity date to September 30, 2014, (d) removed the 3% LIBOR floor and set the interest rate to one-month LIBOR plus 3.5%, which at December 31, 2010 was 3.76%, and (e) amended certain terms. At December 31, 2010, $200 million was drawn against the term loan commitment and $113 million was drawn against the revolving commitment, which represented the full amount available for borrowing based on the terms and conditions of the facility. At December 31, 2010, $680 million of accounts receivable secure the borrowings under the receivables facility.

The facility is subject to a fee on the unused portion of 1.00% per annum. The receivables facility contains certain covenants and SunGard is required to satisfy and maintain specified facility performance ratios, financial ratios and other financial condition tests.

Future Maturities

At December 31, 2010, annual maturities of long-term debt during the next five years and thereafter are as follows (in millions):

2011	$9
2012	8
2013	47
2014(1)	2,482
2015(2)	1,522
Thereafter	3,987

(1)	Included in 2014 are debt discounts of $12 million.
(2)	Included in 2015 are debt discounts of $4 million.

6. Fair Value Measurements:

The following table summarizes assets and liabilities measured at fair value on a recurring basis at December 31, 2010 (in millions):

	Fair Value Measures Using			Total
	Level 1	Level 2	Level 3
Assets
Cash and cash equivalents—money market funds	$210	$—	$—	$210
Clearing broker assets—treasury bills	2	—	—	2

	$212	$—	$—	$212

Liabilities
Interest rate swap agreements and other	$—	$34	$—	$34

The following table summarizes assets and liabilities measured at fair value on a recurring basis at December 31, 2009 (in millions):

	Fair Value Measures Using			Total
	Level 1	Level 2	Level 3
Assets
Cash and cash equivalents—money market funds	$168	$—	$—	$168
Clearing broker assets—treasury bills	151	—	—	151
Clearing broker assets—securities owned	40	—	—	40

	$359	$—	$—	$359

Liabilities
Clearing broker liabilities—customer securities sold short, not yet purchased	$9	$—	$—	$9
Interest rate swap agreements	—	70	—	70

	$9	$70	$—	$79

A Level 1 fair value measure is based upon quoted prices in active markets for identical assets or liabilities. A Level 2 fair value measure is based upon quoted prices for similar assets and liabilities in active markets or inputs that are observable. A Level 3 fair value measure is based upon inputs that are unobservable (for example, cash flow modeling inputs based on assumptions).

Cash and cash equivalents—money market funds and Clearing broker assets—U.S. treasury bills are recognized and measured at fair value in the Company’s financial statements. Clearing broker assets and liabilities—securities owned and customer securities sold short, not yet purchased are recorded at closing exchange-quoted prices. Fair values of the interest rate swap agreements are calculated using a discounted cash flow model using observable applicable market swap rates and assumptions and are compared to market valuations obtained from brokers.

During 2009, the Company recorded impairment charges on certain of its FS customer base and software assets of $18 million and $17 million, respectively, as a result of changes to the cash flow projections of the applicable businesses. These non-recurring fair value measures are classified as Level 3 in the fair value hierarchy and were valued using discounted cash flow models. The valuation inputs included estimates of future cash flows, expectations about possible variations in the amount and timing of cash flows and discount rates based on the risk-adjusted cost of capital.

The following table summarizes assets and liabilities measured at fair value on a non-recurring basis at December 31, 2010 (in millions):

	Fair Value Measures Using
	Level 1	Level 2	Level 3	Total Gains (Losses)
Assets
Goodwill	$—	$—	$560	$(328)

The following table summarizes assets and liabilities measured at fair value on a non-recurring basis at December 31, 2009 (in millions):

	Fair Value Measures Using
	Level 1	Level 2	Level 3	Total Gains (Losses)
Assets
Goodwill	$—	$—	$928	$(1,126)

The fair value of goodwill is categorized in Level 3, fair value measurement using significant unobservable inputs, and is estimated by a combination of discounted cash flows based on (i) projected earnings in the future (the income approach) and (ii) a comparative analysis of revenue and EBITDA multiples of public companies in similar markets (the market approach). This requires the use of various assumptions including projections of future cash flows, perpetual growth rates and discount rates. Goodwill with a carrying value of $888 million was written down to fair value of $560 million and a $328 million impairment loss was recognized, of which $237 million is reflected in continuing operations and $91 million is reflected in discontinued operations as discussed further in Notes 1 and 2.

Goodwill with a carrying value of $2,054 million was written down to fair value of $928 million and a $1,126 million impairment loss was recognized, which is reflected in continuing operations for the year ended December 31, 2009 as discussed further in Note 1.

Fair Value of Financial Instruments

The following table presents the carrying amounts and fair values of financial instruments (in millions):

	December 31, 2009		December 31, 2010
	Carrying Value	Fair Value	Carrying Value	Fair Value
Floating rate debt	$4,967	$4,815	$4,707	$4,644
Fixed rate debt	3,348	3,507	3,348	3,432

The fair values of cash and cash equivalents, accounts receivable, accounts payable and accrued expenses, to the extent the underlying liability will be settled in cash, approximate carrying values because of the short-term nature of these instruments. The derivative financial instruments are carried at fair value. The fair value of SunGard’s floating rate and fixed rate long-term debt is primarily based on market rates.

7. Preferred Stock

SCCII

SCCII has preferred and common stock outstanding at December 31, 2009 and 2010. The preferred stock is non-voting and ranks senior in right of payment to the common stock. Each share of preferred stock has a liquidation preference of $100 (the initial class P liquidation preference) plus an amount equal to the accrued and unpaid dividends accruing at a rate of 11.5% per year of the initial Class P liquidation preference ($100 per share), compounded quarterly. Holders of preferred stock are entitled to receive cumulative preferential dividends to the extent a dividend is declared by the Board of Directors of SCCII at a rate of 11.5% per year of the initial Class P liquidation preference ($100 per share) payable quarterly in arrears. The aggregate amount of cumulative but undeclared preferred stock dividends at December 31, 2009 and 2010 was $641 million and $837 million, respectively ($65.25 and $85.29 per share, respectively). No dividends have been declared since inception.

Preferred shares and stock awards based in preferred shares are held by certain members of management. In the case of termination resulting from disability or death, an employee or his/her estate may exercise a put option which would require the Company to repurchase vested shares at the current fair market value. These shares of preferred stock must be classified as temporary equity (between liabilities and stockholder’s equity) on the balance sheet of SCCII.

SCC

Preferred stock of SCCII is classified as Noncontrolling interest in the equity section or temporary equity on the balance sheet of SCC.

8. Common Stock

SCC has nine classes of common stock, Class L and Class A-1 through A-8. Class L common stock has identical terms as Class A common stock except as follows:

•

Class L common stock has a liquidation preference: distributions by SCC are first allocated to Class L common stock up to its $81 per share liquidation preference plus an amount sufficient to generate a rate of return of 13.5% per annum, compounded quarterly (“Class L Liquidation Preference”). All holders of Common stock, as a single class, share in any remaining distributions pro rata based on the number of outstanding shares of Common stock;

•

each share of Class L common stock automatically converts into Class A common stock upon an initial public offering or other registration of the Class A common stock and is convertible into Class A common stock upon a majority vote of the holders of the outstanding Class L common stock upon a change in control or other realization events. If converted, each share of Class L common stock is convertible into one share of Class A common stock plus an additional number of shares of Class A common stock determined by dividing the Class L Liquidation Preference at the date of conversion by the adjusted market value of one share of Class A common stock as set forth in the certificate of incorporation of SCC; and

•

holders of Class A common stock and Class L common stock will generally vote as a single class, except that the election of directors is structured to permit the holders of one or more specific series of Class A common stock to elect separate directors.

In the case of termination resulting from disability or death, an employee or his/her estate may exercise a put option which would require the Company to repurchase vested shares at the current fair market value. These common shares must be classified as temporary equity (between liabilities and equity) on the balance sheet of SCC.

9. Stock Option and Award Plans and Stock-Based Compensation:

The SunGard 2005 Management Incentive Plan as amended from time to time (Plan) was established to provide long-term equity incentives. The Plan authorizes the issuance of equity subject to awards made under the Plan for up to 70 million shares of Class A common stock and 7 million shares of Class L common stock of SCC and 2.5 million shares of preferred stock of SCCII.

Under the Plan, awards of time-based and performance-based options have been granted to purchase “Units” in the Parent Companies. Each “Unit” consists of 1.3 shares of Class A common stock and 0.1444 shares of Class L common stock of SCC and 0.05 shares of preferred stock of SCCII. The shares comprising a Unit are in the same proportion as the shares issued to all stockholders of the Parent Companies. Options on Units are exercisable only for whole Units and cannot be separately exercised for the individual classes of stock. Beginning in 2007, hybrid equity awards generally were granted under the Plan, which awards are composed of restricted stock units (RSUs) for Units and options to purchase Class A common stock in SCC. Currently, equity awards are being granted for RSUs. All awards under the Plan are granted at fair market value on the date of grant.

Time-based options vest over five years as follows: 25% one year after date of grant, and 1/48th of the remaining balance each month thereafter for 48 months. Time-based RSUs vest over five years as follows: 10% one year after date of grant, and 1/48th of the remaining balance each month thereafter for 48 months. Performance-based options and RSUs are earned upon the attainment of certain annual earnings goals based on Internal EBITA (defined as operating income before amortization of acquisition-related intangible assets, stock compensation expense and certain other items) targets for the Company during a specified performance period, generally five years. Time-based and performance-based options can partially or fully vest upon a change of control and certain other termination events, subject to certain conditions, and expire ten years from the date of grant. Once vested, time-based and performance-based RSUs become payable in shares upon the first to occur of a change of control, separation from service without cause, or the date that is five years (ten years for modified performance-based RSUs) after the date of grant.

During the third quarter of 2009, the Company amended the terms of unvested performance awards granted prior to 2009 by (i) reducing performance targets for 2009 and 2010 to budgeted Internal EBITA, (ii) reducing the number of shares that are earned at the reduced targets, (iii) delaying vesting of earned shares, and, (iv) in the case of certain RSUs, increasing the length of time for distribution, or release, of vested awards. Excluding the 15 senior executive management award holders at that time, all 290 award holders participated in the amendments. During the fourth quarter of 2009, senior executive management’s performance awards were amended consistent with non-senior executive awards and in addition were amended to modify or add, as applicable, vesting on a return-on-equity basis terms. All amended equity awards were revalued at the modification dates at the respective fair market value. There was no expense recognized as a result of the modifications.

During the second quarter of 2010, the Company amended the terms of all unvested performance awards outstanding with performance periods after 2010 by reducing the performance targets for those periods to the budgeted Internal EBITA for the applicable year. All 280 award holders participated in the amendments, and there was no expense recognized as a result of the modification.

The total fair value of options that vested for 2008, 2009 and 2010 was $32 million, $24 million and $18 million, respectively. The total fair value of RSUs that vested for the years 2008, 2009 and 2010 was $3 million, $10 million and $13 million, respectively. At December 31, 2009 and 2010, approximately 592,000 and 804,000 RSU Units, respectively, were vested.

The fair value of option Units granted in each year using the Black-Scholes pricing model and related assumptions follow:

	Year ended December 31,
	2008	2009	2010
Weighted-average fair value on date of grant	$7.67	$7.64	$7.37
Assumptions used to calculate fair value:
Volatility	37%	43%	36%
Risk-free interest rate	1.5%	2.1%	1.9%
Expected term	5.0 years	5.0 years	5.0 years
Dividends	zero	zero	zero

The fair value of Class A options granted in each year using the Black-Scholes pricing model and related assumptions follow:

	Year ended December 31,
	2008	2009	2010
Weighted-average fair value on date of grant	$1.73	$0.28	$0.23
Assumptions used to calculate fair value:
Volatility	84%	81%	156%
Risk-free interest rate	2.8%	2.3%	2.1%
Expected term	5.0 years	5.0 years	5.0 years
Dividends	zero	zero	zero

The fair value of each option award is estimated on the date of grant using the Black-Scholes option-pricing model. Since the Company is not publicly traded, the Company utilizes equity valuations based on (a) stock market valuations of public companies in comparable businesses, (b) recent transactions involving comparable companies and (c) any other factors deemed relevant. The risk-free rate for periods within the contractual life of the option is based on the U.S. Treasury yield curve in effect at the time of grant. Expected volatilities are based on implied volatilities from market comparisons of certain publicly traded companies and other factors. The expected term of stock options granted is derived from historical experience and expectations and represents the period of time that stock options granted are expected to be outstanding. The requisite service period is generally five years from the date of grant.

For 2008, 2009 and 2010, the Company included non-cash stock compensation expense of $35 million, $33 million and $31 million, respectively, in sales, marketing and administration expenses. At December 31, 2010, there is approximately $7 million and $46 million, respectively, of unearned non-cash stock-based compensation related to time-based options and RSUs that the Company expects to record as expense over a weighted average of 2.5 and 3.7 years, respectively. In addition, at December 31, 2010, there is approximately $36 million and $44 million, respectively, of unearned non-cash stock-based compensation related to performance-based options and RSUs that the Company could record as expense over a weighted average of 3.1 and 4.0 years, respectively, depending on the level of achievement of financial performance goals. Included in the performance award amounts above are approximately 892,000 option Units ($5.0 million), 483,000 class A options ($0.5 million) and 226,000 RSUs ($4.5 million) that were earned during 2009 and 2010, but that will vest monthly during 2011 through 2013. For time-based options and RSUs, compensation expense is recorded on a straight-line basis over the requisite service period of five years. For performance-based options and RSUs, recognition of compensation expense starts when the achievement of financial performance goals becomes probable and is recorded over the remaining service period.

The following table summarizes option/RSU activity:

	Units
	Options (in millions)	Weighted- Average Price	RSUs (in millions)	Weighted- Average Price	Class A Options (in millions)	Weighted- Average Price
Outstanding at December 31, 2007	35.2	$16.03	1.1	$21.14	2.7	$2.26
Granted	0.4	22.17	2.8	23.75	7.1	2.56
Exercised / released	(1.4)	9.11	—		—
Canceled	(2.4)	18.16	(0.2)	22.24	(0.4)	2.58

Outstanding at December 31, 2008	31.8	16.24	3.7	23.07	9.4	2.47
Granted	0.4	19.00	1.5	19.10	3.7	0.42
Exercised / released	(1.7)	10.56	—		—
Canceled	(2.5)	18.14	(0.2)	23.36	(0.6)	2.50

Outstanding at December 31, 2009	28.0	16.46	5.0	21.87	12.5	1.86
Granted	0.2	21.32	2.3	21.23	2.0	0.25
Exercised / released	(0.7)	11.94	(0.1)	22.86	—
Canceled	(1.3)	18.09	(0.8)	22.16	(2.1)	1.97

Outstanding at December 31, 2010	26.2	16.54	6.4	21.59	12.4	1.58

Included in the table above are 3.1 million option Units (weighted-average exercise price of $18.38), 0.8 million RSUs (weighted-average price of $21.90) and 1.9 million Class A options (weighted-average exercise price of $1.87) that have not vested and for which the performance period has ended. These options and RSUs may be canceled in the future.

Shares available for grant under the 2005 plan at December 31, 2010 were approximately 11.3 million shares of Class A common stock and 1.9 million shares of Class L common stock of SunGard Capital Corp. and 0.7 million shares of preferred stock of SunGard Capital Corp. II.

The total intrinsic value of options exercised during the years 2008, 2009 and 2010 was $20 million, $16 million and $7 million, respectively.

Cash proceeds received by SCC, including proceeds received by SCCII, from exercise of stock options was $3 million, $5 million and $1 million in 2008, 2009 and 2010, respectively. Cash proceeds received by SCCII from exercise of stock options was $1 million in each of 2008 and 2009 and $0.4 million in 2010.

The tax benefit from options exercised during 2008, 2009 and 2010 was $7 million, $6 million and $2 million, respectively. The tax benefit from release of RSUs during 2008, 2009 and 2010 was $0.1 million, $0.1 million and $0.8 million, respectively. The tax benefit is realized by SCC since SCC files as a consolidated group which includes SCCII and SunGard.

The following table summarizes information as of December 31, 2010 concerning options for Units and Class A shares that have vested and that are expected to vest in the future:

	Vested and Expected to Vest			Exercisable
Exercise Price	Number of Options Outstanding (in millions)	Weighted-average Remaining Life (years)	Aggregate Intrinsic Value (in millions)	Number of Options (in millions)	Weighted-average Remaining Life (years)	Aggregate Intrinsic Value (in millions)
Units
$ 4.50	3.29	2.9	$55	3.29	2.9	$55
18.00 - 24.51	15.20	4.9	47	13.62	4.8	43

Class A Shares
0.21 - 0.44	3.69	8.9	—	0.68	8.6	—
1.41	0.99	7.9	—	0.43	7.9	—
2.22 - 3.06	4.00	7.2	—	2.26	7.2	—

10. Savings Plans:

The Company and its subsidiaries maintain savings and other defined contribution plans. Certain of these plans generally provide that employee contributions are matched with cash contributions by the Company subject to certain limitations including a limitation on the Company’s contributions to 4% of the employee’s compensation. Total expense for continuing operations under these plans aggregated $54 million in 2008, $58 million in 2009 and $63 million in 2010.

11. Income Taxes:

The provision (benefit) for income taxes for 2008, 2009 and 2010 consisted of the following (in millions):

	SCC			SCCII			SunGard
	2008	2009	2010	2008	2009	2010	2008	2009	2010
Current:
Federal	$92	$22	$(2)	$92	$23	$(2)	$93	$23	$(1)
State	18	17	9	18	17	9	18	17	9
Foreign	35	52	54	35	52	54	35	52	54

	145	91	61	145	92	61	146	92	62

Deferred:
Federal	(83)	(141)	(70)	(83)	(141)	(70)	(84)	(141)	(71)
State	3	3	(9)	3	3	(9)	3	3	(9)
Foreign	(14)	(28)	(11)	(14)	(28)	(11)	(14)	(28)	(11)

	(94)	(166)	(90)	(94)	(166)	(90)	(95)	(166)	(91)

	$51	$(75)	$(29)	$51	$(74)	$(29)	$51	$(74)	$(29)

Income (loss) before income taxes for 2008, 2009 and 2010 consisted of the following (in millions):

	SCC			SCCII			SunGard
	2008	2009	2010	2008	2009	2010	2008	2009	2010
U.S. operations	$(78)	$(1,249)	$(583)	$(78)	$(1,249)	$(583)	$(78)	$(1,249)	$(583)
Foreign operations	37	53	164	37	53	164	37	53	164

	$(41)	$(1,196)	$(419)	$(41)	$(1,196)	$(419)	$(41)	$(1,196)	$(419)

Differences between income tax expense (benefit) at the U.S. federal statutory income tax rate and the Company’s effective income tax rate for 2008, 2009 and 2010 were as follows (in millions):

	SCC				SCCII				SunGard
	2008	2009		2010	2008	2009		2010	2008	2009		2010
Tax at federal statutory rate	$(15)	$(419)		$(146)	$(15)	$(419)		$(146)	$(15)	$(419)		$(146)
State income taxes, net of federal benefit	15	13		7	15	13		7	15	13		7
Foreign taxes, net of U.S. foreign tax credit	29	(11	) (1)	(6)	29	(11	) (1)	(6)	29	(11	) (1)	(6)
Tax rate changes	—	(1)		(13)	—	(1)		(13)	—	(1)		(13)
Nondeductible goodwill impairment charge	—	343		79	—	343		79	—	343		79
Nondeductible expenses	4	4		3	4	4		3	4	4		3
Change in tax positions	17	(1)		—	17	(1)		—	17	(1)		—
Research and development credit	—	(2)		(3)	—	(2)		(3)	—	(2)		(3)
U.S. income taxes on non-U.S. unremitted earnings	1	3		48	1	3		48	1	3		48
Other, net	—	(4)		2	—	(3)		2	—	(3)		2

	$51	$(75)		$(29)	$51	$(74)		$(29)	$51	$(74)		$(29)

Effective income tax rate	(124)%	6%		7%	(124)%	6%		7%	(124)%	6%		7%

(1)	Foreign taxes, net in 2009 includes a $12 million favorable adjustment primarily related to utilization in our 2008 U.S. federal income tax return of foreign tax credit carryforwards that were not expected to be utilized at the time of the 2008 tax provision.

Deferred income taxes are recorded based upon differences between financial statement and tax bases of assets and liabilities. Deferred tax assets and liabilities at December 31, 2009 and 2010 consisted of the following (in millions):

	SCC		SCCII		SunGard
	December 31, 2009	December 31, 2010	December 31, 2009	December 31, 2010	December 31, 2009	December 31, 2010
Current:
Trade receivables and retained interest	$15	$12	$15	$12	$15	$12
Accrued expenses, net	14	7	14	7	14	7

Total current deferred income tax asset	29	19	29	19	29	19
Valuation allowance	(10)	(9)	(10)	(9)	(10)	(9)

Net current deferred income tax asset	$19	$10	$19	$10	$19	$10

Long-term:
Property and equipment	$34	$29	$34	$29	$34	$29
Intangible assets	(1,458)	(1,320)	(1,458)	(1,319)	(1,458)	(1,319)
Net operating loss carry-forwards	122	136	122	136	122	136
Stock compensation	45	50	45	50	45	50
U.S. income taxes on non-U.S. unremitted earnings	(4)	(52)	(4)	(52)	(4)	(52)
Other, net	19	6	19	6	23	10

Total long-term deferred income tax liability	(1,242)	(1,151)	(1,242)	(1,150)	(1,238)	(1,146)
Valuation allowance	(60)	(61)	(60)	(61)	(60)	(61)

Net long-term deferred income tax liability	$(1,302)	$(1,212)	$(1,302)	$(1,211)	$(1,298)	$(1,207)

The net operating loss carryforwards total $2.2 billion, primarily U.S. state of $1.9 billion and U.S. federal of $136 million. These tax loss carryforwards expire between 2011 and 2030 and utilization is limited in certain jurisdictions. The Company recorded the benefit of tax loss carryforwards of $2 million, $23 million and $32 million in 2008, 2009 and 2010, respectively. A valuation allowance for deferred income tax assets associated with certain net operating loss carryforwards has been established.

A reconciliation of the beginning and ending amount of unrecognized tax benefits follows (in millions):

	2008	2009	2010
Balance at beginning of year	$20	$38	$38
Additions for tax positions of prior years	17	1	17
Reductions for tax positions of prior years	—	(4)	(4)
Settlements for tax positions of prior years	—	(3)	(18)
Additions for tax positions of current year	—	5	4
Additions for incremental interest	1	1	—

Balance at end of year	$38	$38	$37

Included in the balance of unrecognized tax benefits at December 31, 2010 is approximately $2 million (net of state benefit) of accrued interest and penalties. The Company recognizes interest and penalties related to uncertain tax positions in income tax expense.

The Company is currently under audit by the Internal Revenue Service for the calendar years 2007 and 2008 and various state and foreign jurisdiction tax years remain open to examination as well. At any time some portion of the Company’s operations are under audit. Accordingly, certain matters may be resolved within the next 12 months which could result in a change in the unrecognized tax benefit liability.

As part of the Company’s strategy on the deployment of global cash, during the fourth quarter of 2010, the Company determined that unremitted earnings of approximately $446 million which had previously been considered to be indefinitely reinvested in its non-U.S. operations may be repatriated. Accordingly, deferred tax expense of $48 million was recognized to establish the deferred tax liability associated with unremitted earnings. As of December 31, 2010, the Company provided a deferred tax liability of approximately $52 million for non-U.S. withholding and U.S. income taxes associated with the future repatriation of earnings for certain non-U.S. subsidiaries.

12. Segment Information:

The Company has four segments: FS, HE and PS, which together form the Company’s Software & Processing Solutions business, and AS.

FS primarily serves financial services companies through a broad range of complementary software solutions that process their investment and trading transactions. The principal purpose of most of these systems is to automate the many detailed processes associated with trading securities, managing investment portfolios and accounting for investment assets.

HE primarily provides software, strategic and systems integration consulting, and technology management services to colleges, universities and public schools.

PS primarily provides software and processing solutions designed to meet the specialized needs of local, state and federal governments, public safety and justice agencies, utilities, non-profits and other public sector institutions.

AS helps its customers maintain access to the information and computer systems they need to run their businesses by providing them with cost-effective resources to keep their IT systems reliable and secure. AS offers a complete range of availability services, including recovery services, managed services, consulting services and business continuity management software.

The Company evaluates the performance of its segments based on operating results before interest, income taxes, goodwill impairment, amortization of acquisition-related intangible assets, stock compensation and certain other costs. The operating results for each segment follow (in millions):

2008	FS	HE	PS	AS	Total Operating Segments	Corporate and Other Items		Consolidated Total
Revenue	$3,078	$594	$162	$1,567	$5,401	$—		$5,401
Depreciation and amortization	70	11	4	189	274	—		274
Operating income (loss)	608	147	49	443	1,247	(615	)(1)	632
Cash paid for property and equipment and software	91	25	6	269	391	—		391

2009	FS	HE	PS	AS	Total Operating Segments	Corporate and Other Items		Consolidated Total
Revenue	$3,068	$594	$153	$1,517	$5,332	$—		$5,332
Depreciation and amortization	77	15	4	192	288	—		288
Operating income (loss)	618	155	43	380	1,196	(1,777	)(1)	(581)
Total assets	8,605	2,322	810	5,695	17,432	(3,452	)(2)	13,980
Cash paid for property and equipment and software	82	9	10	222	323	—		323

2010	FS	HE	PS	AS	Total Operating Segments	Corporate and Other Items		Consolidated Total
Revenue	$2,807	$571	$145	$1,469	$4,992	$—		$4,992
Depreciation and amortization	82	14	5	190	291	—		291
Operating income (loss)	624	149	39	326	1,138	(870	)(1)	268
Total assets	8,830	2,355	604	5,957	17,746	(4,778	)(2)	12,968
Cash paid for property and equipment and software	93	15	7	196	311	1		312

(1)	Includes corporate administrative expenses, goodwill impairments, stock compensation expense, management fees paid to the Sponsors, other costs and certain other items, and amortization of acquisition-related intangible assets of $472 million, $529 million and $484 million in the years ended December 31, 2008, 2009 and 2010, respectively.

(2)	Includes items that are eliminated in consolidation, deferred income taxes and, in 2009, the assets of the Company’s discontinued operations of $310 million.

Amortization of acquisition-related intangible assets by segment follows (in millions):

	FS		HE	PS		AS	Total Operating Segments	Corporate	Consolidated Total
2008	$286	(1)	$39	$14	(1)	$129	$468	$4	$472
2009	303	(2)	39	15		170	527	2	529
2010	259		39	14		171	483	1	484

(1)	Includes the combined effect of approximately $67 million of impairment charges related to software and customer base affecting both FS and PS.

(2)	Includes approximately $35 million of impairment charges related to software and customer base.

The FS segment is organized to align with customer-facing business areas. FS revenue by business area follows (in millions):

	Year ended December 31,
	2009	2010
Position, Risk & Operations	$581	$668
Global Trading	989	589
Wealth Management	380	389
Asset Management	371	362
Banking	186	203
Corporate Liquidity	167	175
Insurance	162	175
Global Services	115	120
Technology, Deployment & Distribution	84	92
All other	33	34

Total Financial Systems	$3,068	$2,807

The Company’s revenue by customer location follows (in millions):

	Year ended December 31,
	2008	2009	2010
United States	$3,952	$3,835	$3,435

International:
United Kingdom	445	415	457
Continental Europe	609	597	585
Asia/Pacific	104	188	254
Canada	169	158	165
Other	122	139	96

	1,449	1,497	1,557

	$5,401	$5,332	$4,992

The Company’s property and equipment by geographic location follows (in millions):

	December 31, 2009	December 31, 2010
United States	$614	$612

International:
United Kingdom	186	179
Continental Europe	64	62
Canada	44	40
Asia/Pacific	10	22
Other	1	3

	305	306

	$919	$918

13. Related Party Transactions:

SunGard is required to pay management fees to affiliates of the Sponsors in connection with management consulting services provided to SunGard and the Parent Companies. These services include financial, managerial and operational advice and implementation strategies for improving the operating, marketing and financial performance of SunGard and its subsidiaries. The management fees are equal to 1% of quarterly Adjusted EBITDA, defined as earnings before interest, taxes, depreciation and amortization and goodwill impairment, further adjusted to exclude unusual items and other adjustments as defined in the management agreement, and are payable quarterly in arrears. In addition, these affiliates of the Sponsors may be entitled to additional fees in connection with certain financing, acquisition, disposition and change in control transactions. For the years ended December 31, 2008, 2009 and 2010, SunGard recorded $23 million, $15 million and $17 million, respectively, relating to management fees in sales, marketing and administration expenses in the statement of operations, of which $4 million and $6 million, respectively, is included in other accrued expenses at December 31, 2009 and 2010, respectively.

Two of the Company’s Sponsors, Goldman Sachs & Co. and Kohlberg Kravis Roberts & Co., and/or their respective affiliates served as co-managers in connection with SunGard’s 2008 debt offering of $500 million Senior Notes due 2015 and $500 million Incremental Term Loan. In connection with serving in such capacity, Goldman Sachs & Co. and Kohlberg Kravis Roberts & Co. were paid $26 million and $4 million, respectively, for customary fees and expenses.

One of the Company’s Sponsors, Goldman Sachs & Co. and/or its respective affiliates served as a joint book-running manager in connection with SunGard’s 2010 debt offering of $900 million Senior Notes due 2018 and $700 million Senior Notes due 2020. In connection with serving in such capacity, Goldman Sachs & Co. was paid $10 million for customary fees and expenses.

14. Commitments, Contingencies and Guarantees:

The Company leases a substantial portion of its computer equipment and facilities under operating leases. The Company’s leases are generally non-cancelable or cancelable only upon payment of cancellation fees. All lease payments are based on the passage of time, but include, in some cases, payments for insurance, maintenance and property taxes. There are no bargain purchase options on operating leases at favorable terms, but most facility leases have one or more renewal options and have either fixed or Consumer Price Index escalation clauses. Certain facility leases include an annual escalation for increases in utilities and property taxes. In addition, certain facility leases are subject to restoration clauses, whereby the facility may need to be restored to its original condition upon termination of the lease. There were $28 million of restoration liabilities included in accrued expenses at December 31, 2010.

Future minimum rentals under operating leases with initial or remaining non-cancelable lease terms in excess of one year at December 31, 2010 follow (in millions):

2011	$210
2012	195
2013	165
2014	147
2015	129
Thereafter	519

$1,365

Rent expense from continuing operations aggregated $222 million in 2008, $243 million in 2009 and $237 million in 2010. At December 31, 2010, the Company had $42 million of outstanding letters of credit and bid bonds issued primarily as security for performance under certain customer contracts.

In the event that the management agreement described in Note 13 is terminated by the Sponsors (or their affiliates) or SunGard and its Parent Companies, the Sponsors (or their affiliates) will receive a lump sum payment equal to the present value of the annual management fees that would have been payable for the remainder of the term of the management agreement. The initial term of the management agreement is ten years, and it extends annually for one year unless the Sponsors (or their affiliates) or SunGard and its Parent Companies provide notice to the other. The initial ten year term expires August 11, 2015.

The Company is presently a party to certain lawsuits arising in the ordinary course of its business. In the opinion of management, none of its current legal proceedings are expected to have a material impact on the Company’s business or financial results. The Company’s customer contracts generally include typical indemnification of customers, primarily for intellectual property infringement claims. Liabilities in connection with such obligations have not been material.

15. Quarterly Financial Data (unaudited):

	First Quarter	Second Quarter	Third Quarter		Fourth Quarter
2009
Revenue	$1,295	$1,330	$1,291		$1,416
Gross profit(1)	637	673	695		793
Loss before income taxes	(45)	(7)	(45)		(1,099	)(3)
Loss from continuing operations (SCC)	(35)	(8)	(37	)(2)	(1,041	)(3)
Loss from continuing operations (SCCII and SunGard)	(35)	(8)	(37	)(2)	(1,042	)(3)
Income (loss) from discontinued operations	1	1	(3)		5
Net loss (SCC)	(34)	(7)	(40	)(2)	(1,036	)(3)
Net loss (SCCII and SunGard)	(34)	(7)	(40	)(2)	(1,037	)(3)
Net loss attributable to SCC	(76)	(51)	(86	)(2)	(1,084	)(3)
2010
Revenue	$1,200	$1,253	$1,201		$1,338
Gross profit(1)	632	694	663		802
Loss before income taxes	(88)	(20)	(300	)(4)	(11)
Loss from continuing operations	(56)	(21)	(288	)(4)	(25)
Income (loss) from discontinued operations	2	—	(90	)(5)	(92	)(6)
Net loss	(54)	(21)	(378	)(4)(5)	(117	)(6)
Net loss attributable to SCC	(101)	(70)	(429	)(4)(5)	(161	)(6)

(1)	Gross profit equals revenue less cost of sales and direct operating expenses.

(2)	Includes a $12 million favorable adjustment primarily related to utilization in our 2008 U.S. federal income tax return of foreign tax credit carryforwards that were not expected to be utilized at the time of the 2008 tax provision.

(3)	Includes a pre-tax goodwill impairment charge of $1.13 billion.

(4)	Includes a pre-tax goodwill impairment charge of $237 million.

(5)	Includes a pre-tax goodwill impairment charge of $91 million.

(6)	Includes a pre-tax loss on sale of the discontinued operation of $94 million.

16. Supplemental Cash Flow Information:

Supplemental cash flow information for 2008, 2009 and 2010 follows (in millions):

	Year ended December 31,
	2008	2009	2010
Supplemental information:
Interest paid	$550	$596	$625

Income taxes paid, net of refunds	$134	$135	$43

Acquired businesses:
Property and equipment	$11	$—	$5
Software products	140	10	21
Customer base	198	5	27
Goodwill	629	2	25
Other tangible and intangible assets	67	—	8
Deferred income taxes	(117)	(1)	(5)
Purchase price obligations and debt assumed	(74)	(1)	(2)
Net current liabilities assumed	(133)	(2)	3

Cash paid for acquired businesses, net of cash acquired of $78, $1 and $10, respectively	$721	$13	$82

17. Supplemental Guarantor Condensed Consolidating Financial Statements:

SunGard’s senior notes are jointly and severally, fully and unconditionally guaranteed on a senior unsecured basis and the senior subordinated notes are jointly and severally, fully and unconditionally guaranteed on an unsecured senior subordinated basis, in each case, subject to certain exceptions, by substantially all wholly owned, domestic subsidiaries of SunGard (collectively, the “Guarantors”). Each of the Guarantors is 100% owned, directly or indirectly, by SunGard. None of the other subsidiaries of SunGard, either direct or indirect, nor any of the Holding Companies, guarantee the senior notes and senior subordinated notes (“Non-Guarantors”). The Guarantors also unconditionally guarantee the senior secured credit facilities, described in Note 5.

The following tables present the financial position, results of operations and cash flows of SunGard (referred to as “Parent Company” for purposes of this note only), the Guarantor subsidiaries, the Non-Guarantor subsidiaries and Eliminations as of December 31, 2009 and 2010, and for the years ended December 31, 2008, 2009 and 2010 to arrive at the information for SunGard on a consolidated basis. SCC and SCCII are neither parties to nor guarantors of the debt issued as described in Note 5.

Supplemental Condensed Consolidating Balance Sheet

	December 31, 2009
(in millions)	Parent Company	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Assets
Current:
Cash and cash equivalents	$126	$(9)	$525	$—	$642
Intercompany balances	(6,563)	5,787	776	—	—
Trade receivables, net	—	734	354	—	1,088
Prepaid expenses, taxes and other current assets	2,017	77	397	(1,968)	523
Current assets of discontinued operations	—	—	90	—	90

Total current assets	(4,420)	6,589	2,142	(1,968)	2,343
Property and equipment, net	1	603	315	—	919
Intangible assets, net	164	3,756	551	—	4,471
Intercompany balances	961	(691)	(270)	—	—
Goodwill	—	4,895	1,132	—	6,027
Long-term assets of discontinued operations	—	—	220	—	220
Investment in subsidiaries	13,394	2,490	—	(15,884)	—

Total Assets	$10,100	$17,642	$4,090	$(17,852)	$13,980

Liabilities and Stockholder’s Equity
Current:
Short-term and current portion of long-term debt	$45	$7	$12	$—	$64
Accounts payable and other current liabilities	272	2,901	1,019	(1,968)	2,224
Current liabilities of discontinued operations	—	—	60	—	60

Total current liabilities	317	2,908	1,091	(1,968)	2,348
Long-term debt	7,687	3	561	—	8,251
Intercompany debt	82	103	(23)	(162)	—
Deferred income taxes	(53)	1,234	117	—	1,298
Long-term liabilities of discontinued operations	—	—	8	8	16

Total liabilities	8,033	4,248	1,754	(2,122)	11,913

Total stockholder’s equity	2,067	13,394	2,336	(15,730)	2,067

Total Liabilities and Stockholder’s Equity	$10,100	$17,642	$4,090	$(17,852)	$13,980

Supplemental Condensed Consolidating Balance Sheet

	December 31, 2010
(in millions)	Parent Company	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Assets
Current:
Cash and cash equivalents	$179	$—	$599	$—	$778
Intercompany balances	(7,500)	6,659	841	—	—
Trade receivables, net	2	702	357	—	1,061
Prepaid expenses, taxes and other current assets	2,729	85	309	(2,705)	418

Total current assets	(4,590)	7,446	2,106	(2,705)	2,257
Property and equipment, net	—	602	316	—	918
Intangible assets, net	150	3,330	539	—	4,019
Intercompany balances	(4)	—	4	—	—
Goodwill	—	4,657	1,117	—	5,774
Investment in subsidiaries	14,012	2,456	—	(16,468)	—

Total Assets	$9,568	$18,491	$4,082	$(19,173)	$12,968

Liabilities and Stockholder’s Equity
Current:
Short-term and current portion of long-term debt	$—	$2	$7	$—	$9
Accounts payable and other current liabilities	203	3,661	940	(2,705)	2,099

Total current liabilities	203	3,663	947	(2,705)	2,108
Long-term debt	7,607	2	437	—	8,046
Intercompany debt	(195)	65	249	(119)	—
Deferred income taxes	346	749	112	—	1,207

Total liabilities	7,961	4,479	1,745	(2,824)	11,361

Total stockholder’s equity	1,607	14,012	2,337	(16,349)	1,607

Total Liabilities and Stockholder’s Equity	$9,568	$18,491	$4,082	$(19,173)	$12,968

Supplemental Condensed Consolidating Schedule of Operations

	Year ended December 31, 2008
(in millions)	Parent Company	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Total revenue	$—	$3,540	$1,954	$(93)	$5,401

Costs and expenses:
Cost of sales and direct operating	—	1,558	1,136	(93)	2,601
Sales, marketing and administration	112	584	417	—	1,113
Product development	—	183	126	—	309
Depreciation and amortization	—	205	69	—	274
Amortization of acquisition-related intangible assets	4	373	95	—	472

	116	2,903	1,843	(93)	4,769

Income (loss) from operations	(116)	637	111	—	632
Net interest income (expense)	(533)	(18)	(29)		(580)
Other income (expense)	173	(209)	(72)	15	(93)

Income (loss) before income taxes	(476)	410	10	15	(41)
Benefit from (provision for) income taxes	234	(212)	(73)	—	(51)

Income (Loss) from continuing operations	(242)	198	(63)	15	(92)
Loss from discontinued operations, net of tax	—	—	(150)	—	(150)

Net income (loss)	$(242)	$198	$(213)	$15	$(242)

Supplemental Condensed Consolidating Schedule of Operations

	Year ended December 31, 2009
(in millions)	Parent Company	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Total revenue	$—	$3,429	$2,006	$(103)	$5,332

Costs and expenses:
Cost of sales and direct operating	—	1,462	1,175	(103)	2,534
Sales, marketing and administration	99	593	396	—	1,088
Product development	—	166	182	—	348
Depreciation and amortization	—	214	74	—	288
Amortization of acquisition-related intangible assets	2	404	123	—	529
Goodwill impairment charges	—	1,126	—	—	1,126

	101	3,965	1,950	(103)	5,913

Income (loss) from operations	(101)	(536)	56	—	(581)
Net interest income (expense)	(547)	(48)	(35)	—	(630)
Other income (expense)	(707)	(21)	11	732	15

Income (loss) before income taxes	(1,355)	(605)	32	732	(1,196)
Benefit from (provision for) income taxes	237	(101)	(62)	—	74

Income (loss) from continuing operations	(1,118)	(706)	(30)	732	(1,122)
Income from discontinued operations, net of tax	—	—	4	—	4

Net loss	$(1,118)	$(706)	$(26)	$732	$(1,118)

Supplemental Condensed Consolidating Schedule of Operations

	Year ended December 31, 2010
(in millions)	Parent Company	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Total revenue	$—	$3,624	$1,531	$(163)	$4,992

Costs and expenses:
Cost of sales and direct operating	—	1,532	832	(163)	2,201
Sales, marketing and administration	112	583	446	—	1,141
Product development	—	107	263	—	370
Depreciation and amortization	—	205	86	—	291
Amortization of acquisition-related intangible assets	1	406	77	—	484
Goodwill impairment charges	—	237	—	—	237

	113	3,070	1,704	(163)	4,724

Income (loss) from operations	(113)	554	(173)	—	268
Net interest income (expense)	(591)	(110)	65	—	(636)
Other income (expense)	42	(198)	5	100	(51)

Income (loss) before income taxes	(662)	246	(103)	100	(419)
Benefit from (provision for) income taxes	272	(146)	(97)	—	29

Income (loss) from continuing operations	(390)	100	(200)	100	(390)
Loss from discontinued operations, net of tax	—	—	(180)	—	(180)

Net income (loss)	$(390)	$100	$(380)	$100	$(570)

Supplemental Condensed Consolidating Schedule of Cash Flows

	Year ended December 31, 2008
(in millions)	Parent Company	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Cash flow from operations:
Net income (loss)	$(242)	$198	$(213)	$15	$(242)
Loss from discontinued operations	—	—	(150)	—	(150)

Income (loss) from continuing operations	(242)	198	(63)	15	(92)
Non cash adjustments	(128)	720	196	(15)	773
Changes in operating assets and liabilities	(672)	462	(95)	—	(305)

Cash flow provided by (used in) continuing operations	(1,042)	1,380	38	—	376
Cash flow provided by discontinued operations	—	—	9	—	9

Cash flow provided by (used in) operations	(1,042)	1,380	47	—	385

Investment activities:
Intercompany transactions	141	(439)	298	—	—
Cash paid for acquired businesses, net of cash acquired	—	(657)	(64)	—	(721)
Cash paid for property and equipment and software	1	(261)	(131)	—	(391)
Other investing activities	4	(12)	12	—	4

Cash provided by (used in) continuing operations	146	(1,369)	115	—	(1,108)
Cash used in discontinued operations	—	—	(17)	—	(17)

Cash provided by (used in) investment activities	146	(1,369)	98	—	(1,125)

Financing activities:
Net repayments of debt	1,390	3	(52)	—	1,341
Other financing activities	(22)	—	—	—	(22)

Cash provided by (used in) continuing operations	1,368	3	(52)	—	1,319
Cash provided by discontinued operations	—	—	—	—	—

Cash provided by (used in) financing activities	1,368	3	(52)	—	1,319

Effect of exchange rate changes on cash	—	—	(31)	—	(31)

Increase in cash and cash equivalents	472	14	62	—	548
Beginning cash and cash equivalents	39	2	386	—	427

Ending cash and cash equivalents	$511	$16	$448	$—	$975

Supplemental Condensed Consolidating Schedule of Cash Flows

	Year ended December 31, 2009
(in millions)	Parent Company	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Cash flow from operations:
Net income (loss)	$(1,118)	$(706)	$(26)	$732	$(1,118)
Income from discontinued operations	—	—	4	—	4

Income (loss) from continuing operations	(1,118)	(706)	(30)	732	(1,122)
Non cash adjustments	776	1,646	148	(732)	1,838
Changes in operating assets and liabilities	(334)	(115)	339	—	(110)

Cash flow provided by (used in) continuing operations	(676)	825	457	—	606
Cash flow provided by discontinued operations	—	—	33	—	33

Cash flow provided by (used in) operations	(676)	825	490	—	639

Investment activities:
Intercompany transactions	1,138	(598)	(540)	—	—
Cash paid for acquired businesses, net of cash acquired	—	(13)	—	—	(13)
Cash paid for property and equipment and software	—	(231)	(92)	—	(323)
Other investing activities	—	—	5	—	5

Cash provided by (used in) continuing operations	1,138	(842)	(627)	—	(331)
Cash used in discontinued operations	—	—	(2)	—	(2)

Cash provided by (used in) investment activities	1,138	(842)	(629)	—	(333)

Financing activities:
Net repayments of debt	(844)	(8)	229	—	(623)
Other financing activities	(3)	—	—	—	(3)

Cash provided by (used in) continuing operations	(847)	(8)	229	—	(626)
Cash used in discontinued operations	—	—	(2)	—	(2)

Cash provided by (used in) financing activities	(847)	(8)	227	—	(628)

Effect of exchange rate changes on cash	—	—	11	—	11

Increase (decrease) in cash and cash equivalents	(385)	(25)	99	—	(311)
Beginning cash and cash equivalents	511	16	448	—	975

Ending cash and cash equivalents	$126	$(9)	$547	$—	$664

Supplemental Condensed Consolidating Schedule of Cash Flows

	Year ended December 31, 2010
(in millions)	Parent Company	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Cash flow from operations:
Net income (loss)	$(390)	$100	$(380)	$100	$(570)
Loss from discontinued operations	—	—	(180)	—	(180)

Income (loss) from continuing operations	(390)	100	(200)	100	(390)
Non cash adjustments	25	937	194	(100)	1,056
Changes in operating assets and liabilities	(339)	409	(22)	—	48

Cash flow provided by (used in) continuing operations	(704)	1,446	(28)	—	714
Cash flow provided by discontinued operations	—	—	7	—	7

Cash flow provided by (used in) operations	(704)	1,446	(21)	—	721

Investment activities:
Intercompany transactions	984	(1,142)	158	—	—
Cash paid for acquired businesses, net of cash acquired	—	(82)	—	—	(82)
Cash paid for property and equipment and software	(1)	(221)	(90)	—	(312)
Other investing activities	(2)	14	(3)	—	9

Cash provided by (used in) continuing operations	981	(1,431)	65	—	(385)
Cash provided by discontinued operations	—	—	125	—	125

Cash provided by (used in) investment activities	981	(1,431)	190	—	(260)

Financing activities:
Net repayments of debt	(212)	(6)	(114)	—	(332)
Other financing activities	(12)	—	—	—	(12)

Cash provided by (used in) continuing operations	(224)	(6)	(114)	—	(344)
Cash provided by discontinued operations	—	—	—	—	—

Cash provided by (used in) financing activities	(224)	(6)	(114)	—	(344)

Effect of exchange rate changes on cash	—	—	(3)	—	(3)

Increase (decrease) in cash and cash equivalents	53	9	52	—	114
Beginning cash and cash equivalents	126	(9)	547	—	664

Ending cash and cash equivalents	$179	$—	$599	$—	$778